As filed with the Securities and Exchange Commision on July 15, 2005.

Registration No. 333-124806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 1 TO

FORM  SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BULLION RIVER GOLD CORP.
(Name of small business issuer in its charter)
Nevada	1041	98-0377992
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1325 Airmotive Way, Suite 325, Reno, Nevada, 89502 604-324-4881
(Address and telephone number of principal executive offices)
Dan Graves 1325 Airmotive Way, Suite 325, Reno, Nevada, 89502 604-324-4881
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Securities To Be Registered	Amount To Be Registered	Offering Price Per Share (1)	Aggregate Offering Price	Registration Fee
Common shares issuable upon the exercise of the Class B1 Warrants	1,025,000	$1.50	$ 1,537,500	$ 193.73
Common shares issuable upon the exercise of the Class B2 Warrants	6,851,925	$1.00	$ 6,851,925	$ 863.34
Common shares to be offered by selling stockholders	7,650,578	$0.75	$ 5,737,933.50	$ 722.98
TOTAL(2)	15,527,503			$ 1,780.05(3)

(1)

Estimated solely for purposes of calculating the registration fee under Rule 457(c) of the Securities Act of 1933.

(2) In addition to the shares set forth in the table above, this RegistrationStatement also covers such indeterminate number of additional shares as may be held or acquired upon exercise of the Class B1 or Class B2 Warrants as a result of any future stock splits, stock dividends, anti-dilution adjustments, or similar transactions covered by Rule 416, promulgated under the Securities Act of 1933.

 (3) Previously Paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus

Bullion River Gold Corp.

15,527,503 common shares

Bullion River’s common shares are traded on the OTC Bulletin Board under the symbol “BLRV”.  On July 5, 2005, the closing price of Bullion River’s common shares was $0.83.

Bullion River is registering for resale by the selling stockholders listed in this prospectus 15,527,503 shares of its Common Stock, including 1,025,000 shares of its Common Stock issuable exercise of its outstanding Class B1 Warrants, and 6,851,925 shares of its Common Stock issuable upon exercise of tis outstanding Class B2 Warrants.

Bullion River will not receive any proceeds from the resale of the common shares by the selling stockholder.  However, Bullion River will pay for the expenses of the registration of the Warrants and the selling stockholders’ offering.

A purchase of Bullion River’s common stock is highly speculative and investors should not purchase common shares of Bullion River’s common stock unless they can afford to lose their entire investment.  Investing in Bullion River’s common stock involves risks.  See “Risk Factors” starting on page 6 for factors to be considered before investing in Bullion River’s common shares of capital stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  It is illegal to tell you otherwise.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                                 .

Subject to completion.

SUMMARY OF OFFERING

Bullion River’s business

Bullion River is a mineral exploration company that conducts gold and silver mineral exploration on its properties in the western United States.  Bullion River is a Nevada company that operates through its wholly-owned subsidiaries, Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp., French Gulch (Nevada) Mining Corp., and Wenban Spring Mining Corp. (the “Subsidiaries”).

Bullion River operates from its principal executive office at 1325 Airmotive Way, Suite 325, Reno Nevada.  Bullion River’s telephone number is 775-324-4881.  Bullion River’s registered statutory office is located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.  Bullion River’s fiscal year end is December 31.

The offering

Between April 2004 and May 2005, Bullion River sold to the selling stockholders an aggregate of 7,650,578 common shares, Class B1 warrants to purchase 1,025,000 common shares and Class B2 warrants to purchsase 6,851,925 common in two separate private offerings exempt from the registration requirements of the Securities Act of 1933 pursuant Regulations D and S thereunder.  In connection with these private offerings, Bullion River agreed to register for resale by the selling stockholders the common shares sold in the private offerings and the common shares issuable upon exercise of the Class B1 and Class B2 warrants.  This prospectus relates to the offering by the selling stockholders of those shares.  The following is a summary of this offering:

Securities being offered by the selling stockholders	1,025,000 common shares issuable upon exercise of Class B1 warrants 6,851,925 common shares issuable upon exercise of Class B2 warrants 7,650,578 outstanding common shares
Number of shares outstanding before the offering	32,965,568 common shares
Number of shares outstanding after the offering	41,042,493 common shares, assuming all outstanding Class BI warrants and Class B2 warrants are exercised.
Net Proceeds to Bullion River	None

Selected Financial Data (audited)

The following financial information summarizes the more complete historical financial information provided in this registration statement.

	December 31, 2004	March 31, 2005
Balance Sheet
Total Assets	$ 459,163	$2,132,909
Total Liabilities	$ 624,062	$1,051,476
Stockholders’ Deficit	$ (164,899)	$1,081,433
Income Statement (Period Ended)
Revenue	$ 0	0
Total Operating Expenses	$ 2,959,180	$1,718,948
Net Loss	$ (2,965,185)	$(1,718,948)

RISK FACTORS

Please consider the following risk factors before deciding to invest in Bullion River’s common shares.

Risks associated with Bullion River’s business and properties:

1.

Bullion River lacks an operating history and has losses that it expects will continue into the future. If the losses continue Bullion River will have to suspend operations or cease operations.

Bullion River has no operating history upon which an evaluation of its future success or failure can be made.  Bullion River has incurred significant operating losses since inception and has limited financial resources to support it until such time that it is able to generate positive cash flow from operations.  Bullion River’s net loss since inception is $3,110,748.    For the 12 months ended December 31, 2004, operating expenses increased by $2,857,965.  See “Management Discussion and Analysis” on page 26 for more details.

Bullion River’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to (1) locate a profitable mineral property, (2) generate revenues from its planned business operations, and (3) reduce exploration costs.   Based upon current plans, Bullion River expects to incur operating losses in future periods.  This will happen because there are expenses associated with the research and exploration of its mineral properties.  Bullion River cannot guarantee that it will be successful in generating revenues in the future.   Failure to generate revenues may cause Bullion River to suspend or cease operations.

2.

Bullion River auditors have issued a going concern opinion and because its officers and directors will not loan any money to Bullion River, it may not be able to achieve its objectives and may have to suspend or cease operation.

Bullion River’s auditors have issued a going concern opinion.  This means that the auditor doubts that Bullion River can continue as an ongoing business for the next twelve months.  Because Bullion River’s officers and directors are unwilling to loan or advance any additional capital, Bullion River may have to suspend or cease operations.

3.

Bullion River has no known ore reserves and cannot guarantee that it will find any ore reserves, or if Bullion River finds any ore reserves, that production would be profitable.  If no ore reserves are found, Bullion River may have to cease operations.

All of Bullion River’s mineral claims are in the exploration stage and none of the mineral claims have any known ore reserves or generate any cash flow.  Bullion River has not identified any mineable gold or silver reserves on any of the mineral claims and Bullion River cannot guarantee it will ever find any ore reserves.  Accordingly, Bullion River has no means of producing any income.  Even if Bullion River finds that there is gold or silver on the mineral claims, Bullion River cannot guarantee that it will be able to recover any gold or silver for an ore reserve or generate any cash flow from that ore reserve. Even if Bullion River recovers gold or silver, it cannot guaranty that it will make a profit.  If Bullion River cannot find gold or silver, or it is not economical to recover the gold or silver, Bullion River will have to cease operations.

4.

Bullion River does not have sufficient funds to complete each of the Subsidiary’s proposed mineral exploration programs and as a result may have to suspend operations.

Bullion River’s mineral exploration programs are limited and restricted by the amount of working capital that Bullion River has and is able to raise from financings.  Bullion River does not have sufficient funds to complete each of the Subsidiary’s proposed mineral exploration programs.  As a result, the particular Subsidiary may have to suspend or cease its operations on those particular mineral claims.

Bullion River’s current operating funds are less than necessary to complete proposed mineral exploration programs of each of the Subsidiaries, and therefore Bullion River will need to obtain additional financing in order to complete each of the proposed mineral exploration programs.  As of May 5, 2005, Bullion River had cash in the amount of $858,375.  Bullion River currently does not have any operations and has no income.  Bullion River’s mineral exploration programs call for significant expenses in connection with the exploration of the respective mineral claims.  While Bullion River has sufficient funds to complete Phase 1 of some of the proposed mineral exploration programs and for ongoing administrative expenses, Bullion River will need to raise additional capital of approximately $13 million to proceed with and complete all Phase 1’s of the proposed mineral exploration programs and bring the French Gulch mine into production.  Bullion River will also require additional financing if the costs of the proposed exploration programs are greater than anticipated.  Bullion River will require additional financing to sustain its business operations if Bullion River is not successful in earning revenues once exploration is complete.  Bullion River can provide no assurance to investors that Bullion River will be able to find additional financing if required.  Obtaining additional financing would be subject to a number of factors, including the market prices for gold and silver, investor acceptance of Bullion River’s mineral claims, and investor sentiment.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to Bullion River.  The most likely source of future funds presently available to Bullion River is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders.  The only other anticipated alternatives for the financing of further exploration would be the offering by Bullion River of an interest in the mineral claims to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated, private loans, or bonds.

5.

If Bullion River and its Subsidiaries do not complete the required exploration expenditures and make the required option payments mandated in the various option agreements, Bullion River will lose its interest in the mineral claims and Bullion River’s business may fail.

Bullion River and it Subsidiaries are obligated to incur a minimum amount of exploration expenditures on certain mineral claims in accordance with the various option agreements that the Subsidiaries are party to in order to maintain the option agreements in good standing and to be able to exercise the option and obtain a 100% interest in the mineral claims.  Bullion River’s existing cash reserves are insufficient to enable it to incur the minimum amount of exploration expenditures required.  Bullion River will require substantial working capital to fund the continued exploration of the mineral claims and to exercise the various options.  If Bullion River does not incur the exploration expenditures required by the option agreements, Bullion River will forfeit its interest in those respective mineral claims.  Bullion River has not raised the required additional financing and cannot provide any assurance to investors that the additional financing will be available to it on acceptable terms, or at all, to incur exploration expenditures, to make option payments, to continue operations, to fund new business opportunities or to execute its business plan.  If Bullion River loses its interest in the optioned mineral claims, then there is a substantial risk that its business will fail.

6.

Rain and snow may make access to certain mineral claims impossible during the year.  This will delay Bullion River’s proposed mineral exploration programs, which could prevent Bullion River from generating revenues.

Bullion River’s proposed exploration programs on certain mineral claims can only be performed approximately seven to nine months out of the year.  This is because rain and snow cause roads leading to these mineral claims to be impassable during three to five months of the year. When roads are impassible, Bullion River is unable to continue with its mineral exploration programs on these mineral claims and, as a consequence, unable to generate revenues.

7.

Bullion River may not have access to all of the supplies and materials it needs for exploration, which could cause Bullion River to delay or suspend its operations.

Competition and unforeseen limited sources of supplies and contractors in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as drill rigs, bulldozers and excavators that Bullion River might need to conduct exploration.  Bullion River has not attempted to locate or negotiate with any suppliers of products, equipment or materials.  Bullion River will attempt to locate products, equipment and materials after sufficient funds have been raised.  If Bullion River cannot find the products and equipment it needs for the various mineral exploration programs, Bullion River will have to suspend its mineral exploration programs until Bullion River can find the products and equipment it needs.

Risks associated with Bullion River’s industry.

8.

Because of the speculative nature of exploration of mineral properties, there is a substantial risk that Bullion River’s business will fail.

The search for valuable minerals as a business is extremely risky.  Bullion River cannot provide investors with any assurance that the mineral claims that it has optioned contain commercially exploitable reserves of gold or silver.  Exploration for minerals is a speculative venture necessarily involving substantial risk.  The expenditures to be made by Bullion River in the exploration of the optioned mineral claims may not result in the discovery of commercial quantities of minerals.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  In such a case, Bullion River would be unable to complete its business plan.

9.

The gold and silver markets are volatile markets that have a direct impact on Bullion River’s revenues and profits and the market conditions will effect whether Bullion River will be able to continue its operations.

The current price of an ounce of gold is approximately $425 and the current price of an ounce of silver is approximately $6.95.  In order to maintain operations, Bullion River will have to sell its gold and silver for more than it costs to mine it.  The lower the price the more difficult it is to do this.  If Bullion River cannot make a profit it will have to cease operations until the price of gold increases or cease operations all together.  Because the cost to mine the gold is fixed, the lower the market price of gold, the greater the chance that Bullion River’s operation will not be profitable and that Bullion River will have to cease operations.

In recent decades, there have been periods of both worldwide overproduction and underproduction of certain mineral resources.  Such conditions have resulted in periods of excess supply of, and reduced demand for these minerals on a worldwide basis and on a domestic basis.  These periods have been followed by periods of short supply of, and increased demand for these mineral products.  The excess or short supply of mineral products has placed pressures on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand.

The mining exploration and development industry may be sensitive to any general downturn in the overall economy or currencies of the countries to which the product is produced or marketed.  Substantial adverse or ongoing economic, currency, government or political conditions in various world markets may have a negative impact on Bullion River’s ability to operate profitably.

10.

Because of the inherent dangers involved in mineral exploration, there is a risk that Bullion River may incur liability or damages as Bullion River conducts its business.

The search for valuable minerals involves numerous hazards.  As a result, Bullion River may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which Bullion River cannot insure or against which Bullion River may elect not to insure.  The payment of such liabilities may have a material adverse effect on Bullion River’s financial position

11.

Bullion River faces significant competition in the mineral exploration industry.

Bullion River competes with other mining and exploration companies possessing greater financial resources and technical facilities than Bullion River in connection with the acquisition of mineral exploration claims and leases on gold and other precious metals prospects and in connection with the recruitment and retention of qualified personnel.  There is significant competition for the limited number of gold or silver acquisition opportunities and, as a result, Bullion River may be unable to acquire an interest in attractive gold and silver mineral exploration properties on terms it considers acceptable on a continuing basis.

12.

Government regulation or any change in such regulation may adversely affect Bullion River’s business.

There are several governmental regulations that materially restrict the use of minerals.  Under the applicable legislation and regulations, to engage in certain types of exploration will require work permits, the posting of bonds, and the performance of remediation work for any physical disturbance to the mineral claims.  Also, to operate a working mine, the regulatory bodies that govern may require an environmental review process.

In addition, the legal and regulatory environment that pertains to the exploration of minerals is uncertain and may change. Uncertainty and new regulations could increase Bullion Rivers costs of doing business and prevent Bullion River from exploring for mineral deposits.  The growth of demand for minerals may also be significantly slowed.  This could delay growth in potential demand for and limit Bullion Rivers ability to generate revenues.   In addition to new laws and regulations being adopted, existing laws may be applied to mining or mineral exploration that have not yet been applied.  These new laws may increase Bullion River’s cost of doing business with the result that its financial condition and operating results may be harmed

13.

Bullion River’s business and operating results will be harmed if it is unable to manage growth in its business.

Bullion River’s business may experience periods of rapid growth that will place significant demands on Bullion River’s managerial, operational and financial resources.  In order to manage this possible growth, Bullion River must continue to improve and expand its management, operational and financial systems and controls, including quality control and delivery capabilities.  Bullion River will also need to continue to expand, train and manage its employee base.  Bullion River must carefully manage mineral exploration capabilities and production and inventory levels to meet product demand.  Bullion River cannot assure that it will be able to timely and effectively meet that demand and maintain the quality standards required by its existing and potential clients.

In addition, inaccuracies in Bullion River’s demand forecasts, or failure of the systems used to develop the forecasts, could quickly result in either insufficient or excessive inventories and disproportionate overhead expenses.  If Bullion River ineffectively manages its growth or is unsuccessful in recruiting and retaining personnel, its business and operating results will be harmed.

Risks associated with Bullion River and its Subsidiaries.

14.

Bullion River’s stock price is volatile.

The stock markets in general, and the stock prices of mineral exploration companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company.  The market price of Bullion River’s common shares has fluctuated in the past and is likely to fluctuate in the future as well, especially if Bullion River’s common shares continue to be thinly traded.  Factors that may have a significant impact on the market price of Bullion River’s common shares include:

a.

actual or anticipated variations in Bullion River’s results of operations;

b.

Bullion River’s ability or inability to generate new revenues;

c.

increased competition;

d.

government regulations, including mineral exploration and environmental regulations;

e.

conditions and trends in the mineral exploration industry;

f.

proprietary rights;

g.

rumors or allegations regarding Bullion River’s financial disclosures or practices; or

h.

the volatility of the gold and silver markets.

Bullion River’s stock price may be impacted by factors that are unrelated or disproportionate to its operating performance.   These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of Bullion River’s common stock.

15.

Sales of the stockholders’ shares and of all of Bullion River’s other shares into the market could have a depressive effect on the market price of Bullion River’s common shares.

Shares purchased from the stockholders listed in this offering will be immediately resalable, and sales of all of Bullion River’s other shares, after applicable restrictions expire, could have a depressive effect on the market price of Bullion River’s common shares.

16.

A small number of Bullion River’s stockholders own a substantial amount of Bullion River’s common shares, and if such stockholders were to sell those shares in the public market within a short period of time, the price of Bullion River’s common shares could drop significantly.

Because a small number of Bullion River’s stockholders own a substantial amount of Bullion River’s common shares, those shareholders will be able to significantly decide who will be directors and any other stockholders may not be able to elect any directors.   Also, sales of a large number of shares of Bullion River’s common shares or even the availability of a substantial number of common shares for sale could have the effect of reducing the price per share of Bullion River’s common shares, especially if the common shares continue to be thinly traded.

17.

Bullion River may not be able to attract and retain qualified personnel necessary for the implementation of its business strategy and mineral exploration programs.

Bullion River’s future success depends largely upon the continued service of its board members, executive officers and other key personnel.  Bullion River’s success also depends on its ability to continue to attract, retain and motivate qualified personnel.  Key personnel represent a significant asset, and the competition for these personnel is intense in the mineral exploration industry.

Bullion River may have particular difficulty attracting and retaining key personnel in initial phases of its mineral exploration programs.  Bullion River does not maintain key person life insurance on any of its personnel.  The loss of one or more of its key employees or its inability to attract, retain and motivate qualified personnel could negatively impact Bullion River’s ability to complete its mineral exploration programs.

18.

Bullion River’s officers and directors have conflicts of interest in that they are officers and directors of other mining companies that will prevent them from devoting full-time to our operations, which may affect Bullion River’s operations.

Peter M. Kuhn and Victor H. Bradley have conflicts of interest in that they are officers and directors of other mining companies.  Messrs. Kuhn and Bradley’s other activities will prevent them from devoting full-time to Bullion River’s operations.  This will slow Bullion River’s operations and may reduce its financial results because of the slow down in operations.

19.

Bullion River does not expect to pay dividends in the foreseeable future.

Bullion River has never paid cash dividends on its common shares and has no plans to do so in the foreseeable future. Bullion River intends to retain earnings, if any, to develop and expand its business.

20.

“Penny Stock” rules may make buying or selling Bullion Rivers common shares difficult, and severely limit their market and liquidity.

Trading in Bullion River’s common shares is subject to certain regulations adopted by the SEC commonly known as the “penny stock” rules.  Bullion River’s common shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker/dealers who sell the common shares in the aftermarket.  The “penny stock” rules govern how broker-dealers can deal with their clients and “penny stocks”.  For sales of Bullion River’s common shares, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you.  The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in Bullion River’s common shares, which could severely limit their market price and liquidity of its common shares.  This could prevent you from reselling your shares and may cause the price of the shares to decline.  See “Penny Stock rules” on page 11 for more details.

USE OF PROCEEDS

Bullion River will not receive any proceeds from this offering.  All proceeds will be received by selling stockholders.  In the event that all of the Class B1 and Class B2 warrants are exercised, Bullion River will receive $8,389,425.  Bullion River will use such proceeds, if any, for general corporate purposes including working capital and repayment of any then existing indebtedness.

DETERMINATION OF OFFERING PRICE

The selling stockholders are offering their securities for sale in this offering.  No shares or warrants are being offered by Bullion River.

Bullion River’s common shares are quoted on the NASD OTC Bulletin Board under the symbol “BLRV” and has been quoted on the NASD OTC Bulletin Board since October 1, 2003 under its initial symbol “DYSI”.  However, the first trade occurred in November 2003.  The table below gives the high and low bid information for each fiscal quarter since Bullion River’s common shares have been quoted.  The bid information was obtained from OTC Bulletin Board and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

High & Low Bids
Period ended	High	Low	Source
9 May 2005	$1.08	$0.01	Stockwatch
31 March 2005	$1.42	$0.75	Stockwatch
31 December 2004	$0.93	$0.89	OTC Bulletin Board
30 September 2004	$0.84	$0.77	OTC Bulletin Board
30 June 2004	$0.66	$0.60	OTC Bulletin Board
31 March 2004	$1.73	$0.90	OTC Bulletin Board
31 December 2003	$0.00	$0.00	Yahoo Finance

Bullion River will not participate in the resale of shares by selling stockholders.

Holders

As at May 9, 2005, Bullion River had 32,965,568 common shares issued and outstanding.  Based on research into the indirect holdings registered in the names of depositories and financial institutions, Bullion River estimates that there are approximately 2,500 beneficial shareholders.

Dividends

Bullion River has never paid cash dividends on its capital stock.  Bullion River currently intends to retain any profits it earns to finance the growth and development of its business.  Bullion River does not anticipate paying any cash dividends in the foreseeable future

Selling Stockholders

The selling stockholders are offering 15,527,503 common shares of Bullion River for sale in this offering and Bullion River is registering those common shares in this registration for resale on behalf of the stockholders.  The common shares offered for resale may be sold in a secondary offering by the selling stockholders by means of this registration statement.

Penny Stock Rules

Trading in Bullion River’s common shares is subject to the “penny stock” rules.  The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  These rules require that any broker-dealer who recommends Bullion River’s common shares to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in Bullion River’s common shares, which could severely limit their market price and liquidity of Bullion River’s common shares.

The “penny stock” rules also imposes additional sales practice requirements on broker/dealers who sell penny stock.  These rules require a one page summary of certain essential items.  The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

PLAN OF DISTRIBUTION

The selling and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the common shares registered pursuant to this registration statement on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed Bullion River that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Bullion River is required to pay certain fees and expenses incurred by Bullion River incident to the registration of the shares.  Bullion River has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Bullion River agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Section 15(g) of the Exchange Act

Bullion River’s common shares are covered by Section 15(g) of the Securities Exchange Act of 1934, and Rules 15g-1 through 15g-6 promulgated thereunder.  These rules impose additional sales practice requirements on broker/dealers who sell Bullion River’s securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to Bullion River.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers.  The rules do not apply to Bullion River in any manner whatsoever.  The application of the penny stock rules may affect your ability to resell your shares.

Selling Stockholder holding Class B1 Warrants

The following table sets forth the name of each selling stockholder holding Class B1 warrants, the number Class B1 warrants owned by each warrant holder, and the expiry date of the Class B1 warrants.   The selling stockholders may sell the common shares issuable upon exercise of the warrants pursuant to this prospectus.

Name of warrant holder	Number of Class B1 warrants owned	Expiry date
Karno Capital Corp.	750,000	15 April 2007
Strategic Chance Limited	100,000	15 April 2007
James Ladner	50,000	20 July 2007
Strategic Chance Limited	125,000	30 April 2007
TOTAL	1,025,000

Selling Stockholders holding Class B2 Warrants

The following table sets forth the name of each selling stockholder holding Class B2 warrants, the number Class B2 warrants owned by each warrant holder, and the expiry date of the Class B2 warrants. .   The selling stockholders may sell the common shares issuable upon exercise of the warrants pursuant to this prospectus.

Name of warrant holder	Number of Class B2 warrants owned	Expiry date
Global Access Fund Ltd.	333,334	29 September 2007
Kinnaman Trading Company Ltd.	200,000	29 September 2007
Undershot Overseas Limited	93,334 (1)	29 September 2007
Undershot Overseas Limited	466,667	29 September 2007
Antonia Hochwimmer	7,000	16 November 2007
Hannah Hochwimmer	7,000	16 November 2007
Heinz Hoefliger	27,000	16 November 2007
Willy Huber	27,000	16 November 2007
Susanne Schon	25,000	16 November 2007
Gerhard Sparrer	14,000	16 November 2007
Dr. Peter-Paul Stengel	33,500	16 November 2007
Luitpold von Finck	33,500	16 November 2007
4P Management Partners S.A.	25,000	16 November 2007
Ursula S. Ulrich	50,000	16 November 2007
Axino AG	50,000	16 November 2007
Professional Traders Fund, LLC	135,333	10 December 2007
Abundance Partners LP	50,000	10 December 2007
vFinance Investments, Inc.	30,487 (2)	16 December 2007
Vince Calicchia	12,005 (2)	16 December 2007
Thomas Suppanz	10,250 (2)	16 December 2007
Larry Gang	6,885 (2)	16 December 2007
Jonathan Rich	3,045 (2)	16 December 2007
Carmelo Troccoli	795 (2)	16 December 2007
Double U Master Fund, L.P.	133,333	30 December 2007
SIBEX Capital Fund Inc.	368,000	30 December 2007
4P Management Partners S.A.	25,000	05 January 2008
Ralf Sommer	20,000	02 February 2008
Timeless Precious Metal Fund Sicau P.L.C.	70,000	02 February 2008
Nite Capital L.P.	200,000	02 February 2008
Wolfgang Seybold	50,000	16 February 2008
Michael Wilhelm	25,000	22 March 2008
daCosta Management Corp.	100,000	22 March 2008
Ralf Sommer	30,000	22 March 2008
Michael Bunkherr	50,000	22 March 2008
Wolfgang Seybold	50,000	22 March 2008
Andreas Häse	170,000	22 March 2008
Anfield Sujir Kennedy & Durno	56,000	22 March 2008
Sven Olsson	100,000	29 April 2008
Antonnia Hochwimmer	20,000	29 April 2008
Hannah Hochwimmer	20,000	29 April 2008
Kenneth Richer	66,600	2 May 2008
Martin Bartels	6,667	29 April 2008
Karl-Heinz Illenseer	50,000	29 April 2008
Attila John Gyorody	30,000	2 May 2008
Rene von Gunten	50,000	2 May 2008
Beskivest Chart Ltd.	150,000	2 May 2008
Dr. Frank W. A. A. Lucas	33,300	2 May 2008
Marc A. Huber	60,000	2 May 2008
Wolfgang Seybold	50,000	2 May 2008
Abundance Partners LP	50,000	2 May 2008
Montaheno Investment LLC	133,334	2 May 2008
Magnus Capital NY	66,667	2 May 2008
Arthur deWitt Ackermann	66,667	2 May 2008
Dunwoody Asset Management, LLC	22,000 (3)	14 April 2008
DermaPlus, Inc.	133,280 (4)	14 April 2008
Scott Hunter	103,334	2 May 2008
Imad Lakkis	14,000	2 May 2008
Shires Ltd.	100,000	2 May 2008
Toshio Chuman	30,000	2 May 2008
Crescent International Ltd.	300,000	2 May 2008
Blumfield Investments Inc.	133,334	5 May 2008
Edwin Barretto	133,334	2 May 2008
Wendy Ramsay	100,000	29 April 2008
Lyn Segal	20,000	29 April 2008
Basso Private Opportunity Holding Fund Ltd.	61,334	29 April 2008
Basso Multi-Strategy Holding Fund Ltd.	205,334	29 April 2008
First Mirage, Inc.	133,334	29 April 2008
Larry DiPriest	50,000	29 April 2008
Carolyn Troob	20,000	29 April 2008
Truk Opportunity Fund, LLC	313,334	29 April 2008
Truk International Fund, LP	20,000	29 April 2008
Puritan LLC	133,334	29 April 2008
AS Capital Partners, LLC	66,667	29 April 2008
Notzer Chesed	133,334	29 April 2008
Mordechai Vogel	66,667	29 April 2008
Simon Vogel	66,667	29 April 2008
Tower Paper Co. Inc. Retirement Plan	66,667	29 April 2008
Dupont Investment Corp.[6]	10,000	29 April 2008
TCMP[3] Partners	133,334	29 April 2008
Barry Downs	7,600 (5)	29 April 2008
Alpha Capital AG	333,334	5 May 2008
TOTAL	6,851,925

(1)

These warrants represent a settlement of debt with the lender in the amount of $70,000.  See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.

(2)

These warrants represent a fee of 8% for the placement agents.  See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.

(3)

These warrants represent a finder’s fee of 8%.  See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.

(4)

These warrants represent an average finder’s fee of 7.11%.  See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.

(5)

These warrants represent a finder’s fee of 8%.  See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.

(6)

These warrants are beneficially owned by William Newbauer and are being held by Dupont Investment Corp. as nominee only.

Selling Stockholders

The following table sets forth the name of each selling stockholder, the total number of common shares owned prior to the offering, the percentage of common shares owned prior to the offering, the number of common shares offered, and the percentage of common shares owned after the offering, assuming the selling shareholders sells all of their common shares and none of the warrant holders exercise their warrants.

Name of Selling Stockholder	Total number of common shares owned prior to offering	Percentage of common shares owned prior to offering	Number of common shares being offered	Percentage of common shares after the offering (1)
Abundance Partners LP	100,000	0.3025%	100,000	0.00%
Alpha Capital AG	333,334	1.0084%	333,334	0.00%
Arthur deWitt Ackermann	66,667	0.2017%	66,667	0.00%
Anfield Sujir Kennedy & Durno	56,000	0.1694%	56,000	0.00%
AS Capital Partners, LLC	66,667	0.2017%	66,667	0.00%
Axino AG	50,000	0.1513%	50,000	0.00%
Edwin Barretto	133,334	0.4034%	133,334	0.00%
Martin Bartels	6,667	0.0202%	6,667	0.00%
Basso Multi-Strategy Holding Fund Ltd.	205,334	0.6212%	205,334	0.00%
Basso Private Opportunity Holding Fund Ltd.	61,334	0.1855%	61,334	0.00%
Beskivest Chart Ltd.	150,000	0.4538%	150,000	0.00%
Blumfield Investments Inc.	133,334	0.4034%	133,334	0.00%
Michael Bunkherr	50,000	0.1513%	50,000	0.00%
Toshio Chuman	30,000	0.0908%	30,000	0.00%
Crescent International Ltd.	300,000	0.9076%	300,000	0.00%
daCosta Management Corp.	100,000	0.3025%	100,000	0.00%
Larry DiPriest	50,000	0.1513%	50,000	0.00%
Double U Master Fund, L.P.	133,333	0.4034%	133,333	0.00%
Dupont Investment Corp.[2]	10,000	0.0303%	10,000	0.00%
First Mirage, Inc.	133,334	0.4034%	133,334	0.00%
Global Access Fund Ltd.	333,334	1.0084%	333,334	0.00%
Attila John Gyorody	30,000	0.0908%	30,000	0.00%
Andreas Häse	170,000	0.5143%	170,000	0.00%
Antonia Hochwimmer	27,000	0.0817%	27,000	0.00%
Hannah Hochwimmer	27,000	0.0817%	27,000	0.00%
Heinz Hoefliger	27,000	0.0817%	27,000	0.00%
Marc A. Huber	60,000	0.1815%	60,000	0.00%
Willy Huber	27,000	0.0817%	27,000	0.00%
Karl-Heinz Illenseer	50,000	0.1513%	50,000	0.00%
Karno Capital Corp.	750,000	2.2689%	750,000	0.00%
Kinnaman Trading Company Ltd.	200,000	0.6050%	200,000	0.00%
James Ladner	50,000	0.1513%	50,000	0.00%
Imad Lakkis	14,000	0.0424%	14,000	0.00%
Dr. Frank W. A. A. Lucas	33,300	0.1007%	33,300	0.00%
Magnus Capital NY	66,667	0.2017%	66,667	0.00%
Montaheno Investment LLC	133,334	0.4034%	133,334	0.00%
Scott Hunter	103,334	0.3126%	103,334	0.00%
Nite Capital L.P.	200,000	0.6050%	200,000	0.00%
Notzer Chesed	133,334	0.4034%	133,334	0.00%
Sven Olsson	100,000	0.3025%	100,000	0.00%
Professional Traders Fund, LLC	135,333	0.4094%	135,333	0.00%
Puritan LLC	133,334	0.4034%	133,334	0.00%
Wendy Ramsay	100,000	0.3025%	100,000	0.00%
Kenneth Richer	66,600	0.2015%	66,600	0.00%
Susanne Schon	25,000	0.0756%	25,000	0.00%
Lyn Segal	20,000	0.0605%	20,000	0.00%
Wolfgang Seybold	150,000	0.4538%	150,000	0.00%
Shires Ltd.	100,000	0.3025%	100,000	0.00%
SIBEX Capital Fund Inc.	368,000	1.1133%	368,000	0.00%
Ralf Sommer	50,000	0.1513%	50,000	0.00%
Gerhard Sparrer	14,000	0.0424%	14,000	0.00%
Dr. Peter-Paul Stengel	33,500	0.1013%	33,500	0.00%
Strategic Chance Limited	225,000	0.6807%	225,000	0.00%
TCMP[3] Partners	133,334	0.4034%	133,334	0.00%
Timeless Precious Metal Fund Sicau P.L.C.	70,000	0.2118%	70,000	0.00%
Tower Paper Co. Inc. Retirement Plan	66,667	0.2017%	66,667	0.00%
Carolyn Troob	20,000	0.0605%	20,000	0.00%
Truk International Fund, LP	20,000	0.0605%	20,000	0.00%
Truk Opportunity Fund, LLC	313,334	0.9479%	313,334	0.00%
Ursula S. Ulrich	50,000	0.1513%	50,000	0.00%
Undershot Overseas Limited	560,001	1.6941%	560,001	0.00%
Mordechai Vogel	66,667	0.2017%	66,667	0.00%
Simon Vogel	66,667	0.2017%	66,667	0.00%
Luitpold von Finck	33,500	0.1013%	33,500	0.00%
Rene von Gunten	50,000	0.1513%	50,000	0.00%
Michael Wilhelm	25,000	0.0756%	25,000	0.00%
4P Management Partners S.A.	50,000	0.1513%	50,000	0.00%
TOTAL			7,650,578

(1)

This percentage is based on the assumption that all shares of the stockholder is sold in the offering and no warrants are exercised by the stockholder.

(2)

These shares are beneficially owned by William Newbauer and are being held by Dupont Investment Corp. as nominee only.

Future Sales of Shares

A total of 32,965,568 common shares are issued and outstanding.  Of the 32,965,568 common shares outstanding,  17,217,565 are freely tradeable and 15,748,003 are restricted securities as defined in Rule 144 of the Securities Act of 1933.  Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.  Of the 15,748,003 restricted shares, 7,650,578 are being offered for sale by the selling stockholders in this offering.

DESCRIPTION OF BUSINESS

General

Bullion River was incorporated under the laws of the State of Nevada on June 29, 2001 under the original name “Dynasty International Corporation”.  The company was a specialty retailer of home water quality testing kits and water purification devices until December 9, 2003 when it changed its business direction to the exploration of gold and silver in the western United States.

On December 9, 2003, five current Nevada subsidiaries of Bullion River were incorporated and sold to Bullion River.  These subsidiaries are Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp., and Thomas Creek Mining Corp. (collectively, the “Subsidiaries”).  From January 9, 2004 to February 23, 2004, Bullion River, through the Subsidiaries, acquired seven separate option agreements.  Also, in February 2004 Bullion River staked and registered its 100% interest in 41 unpatented mineral claims in the Painted Hills district in Humboldt County, Nevada.  See “Business of Bullion River” and “Management’s Discussion and Analysis or Plan of Operations” below for more information.

On January 20, 2004, the company changed its name to “Bullion River Gold Corp.”

On June 23, 2004, Bullion River entered into a letter agreement, whereby it proposed to acquire a 100% interest in the Washington Niagara Partnership by acquiring an option to buy all the outstanding partnership units for an aggregate purchase price of $1,500,000.

On August 17, 2004, Bullion River staked an additional 21 mineral claims in the French Gulch district in Shasta County, California.  On September 30, 2004 French Gulch Mining Corp., another wholly owned subsidiary of Bullion River was incorporated in the state of Nevada to conduct a surface and underground drilling campaign on the Washington Niagara property and French Gulch claims.

On September 28, 2004, Thomas Creek Mining Corp. changed its name to Wenban Spring Mining Corp  During June 2004, Bullion River acquired a 100% interest in the Wenban property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada.  Also, during the period ended September 30, 2004 Bullion River terminated its option on the Thomas Creek property.

Bullion River intends to carry out exploration activities primarily in regions containing gold or silver deposits, such as the Great Basin in the western United States and the Motherlode belt in California.  Bullion River is seeking projects that contain or have the potential to contain high grades and large tonnage of gold and/or silver as well as projects that contain the potential for mineralization concealed under post-mineral cover.  There is no assurance that Bullion River will locate any high grade and large tonnage or locate projects that contain the potential for mineralization concealed under post-mineral cover.

Neither Bullion River nor any of the Subsidiaries have been involved in any bankruptcy, receivership or similar proceedings.  There have been no material reclassifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of Bullion River’s business.

Business of Bullion River

Bullion River is a mineral exploration company.  Bullion River, through the Subsidiaries, conducts gold and silver mineral exploration on properties in the western United States.  See “Item 13.  Exhibits and Reports on Form 8-K” and the exhibits attached to the Form 8-K’s filed by Bullion River regarding the acquisition of the option agreements for more information.

There is no assurance that a commercially viable ore body, a reserve, exists in any of the mineral claims until sufficient exploration work is done and an evaluation of that work concludes economic and legal feasibility.  Bullion River’s current plans are strictly limited to research and exploration.

Bullion River intends to try to remove any mineralized material, if economically viable.  If mineralized material is found on any of Bullion River’s mineral exploration projects and removal is warranted, and Bullion River does not have the adequate working capital to do so, Bullion River will have to sell additional common shares or borrow money to finance the cost of removing the mineralized material.  There is no assurance that Bullion River will have the working capital to remove the mineralized material from its mineral exploration projects, if warranted, and there is no assurance Bullion River will be able to raise additional working capital through equity or debt financing

(1)

Antone Canyon Property

On January 9, 2004, Antone Canyon Mining Corp. (“Antone Canyon”) was assigned an option to acquire a 100% undivided interest in 60 unpatented mineral claims located in Nye County in the State of Nevada (the “Antone Canyon Property”).  The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $146,412.  Antone Canyon paid for the assignment fee by way of a loan from Bullion River.  See Exhibit 10.1 for more information.

Peter M. Kuhn is a director and the president of both Bullion River and Antone Canyon and a director and the president of Golden Spike Mining.

On December 12, 2002, Golden Spike Mining entered into an option agreement with the owner of the mineral claims, Antone Canyon, LLC (“LLC”), who was and is an arms’ length party to the transactions.  The option agreement includes the initial 19 unpatented mineral claims optioned by LLC and an additional 41 unpatented mineral claims staked and registered by Golden Spike in the name of LLC in accordance with the terms of the option agreement and which now form an additional part of the optioned mineral claims and are subject to the terms and conditions of the option agreement.

Since December 12, 2002, Golden Spike Mining made all option payments to LLC, including a $20,000 payment on December 12, 2002 and a $20,000 payment on December 12, 2003, and incurred in excess of $90,000 of property expenditures on the optioned mineral claims.  Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement and LLC has consented to the assignment of the option agreement.

The option agreement is for a term of 10 years and expires on December 11, 2012.  In order to maintain the option in good standing, Antone Canyon is required to pay LLC an annual payment of $40,000 on or before December 12 of each year until the expiration of the option or until Antone Canyon exercises the option in accordance with the terms and conditions of the option agreement.

If, and when, Antone Canyon exercises the option, it will have to choose one of the three exercise options, which are (1) $4,000,000 cash, (2) $400,000 cash plus a 3% net smelter return granted to LLC, or (3) $2,500,000 cash plus a 1% net smelter return granted to LLC.  Upon exercising the option, Antone Canyon will have a 100% interest in each of the 60 mineral claims.

For more information and details on the Antone Canyon Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page 37.

(2)

Corcoran Canyon Property

On February 18, 2004, Corcoran Canyon Mining Corp. (“Corcoran Canyon”) was assigned an option to acquire a 100% undivided interest in 41 unpatented mineral claims located in Nye County in the State of Nevada.  The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $43,596.  Corcoran Canyon paid for the assignment fee by way of a loan from Bullion River.  See Exhibit 10.2 for more information.

In addition to the assignment of the option agreement, Golden Spike Mining has agreed to transfer all of its right, title and interest in 89 contiguous unpatented mineral claims to Corcoran Canyon.

Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of Corcoran Canyon and a director and the president of Golden Spike Mining.

On February 28, 2003, Golden Spike Mining entered into an option agreement with the owner of the mineral claims, Brancote US Inc. (“Brancote”), who was and is an arms’ length party to the transactions.  The option agreement includes the initial 41 unpatented mineral claims optioned by Brancote and are subject to the terms and conditions of the option agreement.

Golden Spike Mining has made all option payments to Brancote, including a $2,000 payment on December 4, 2002.  Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement, with the exception of the minimum exploration expenditures.  Corcoran Canyon has approved a work program of $223,500 to be completed during the third quarter of 2005, however, early snowfall shut down operations in October 2004 restricting expenditure to $115,795.

During the year ended December 31, 2004, Corcoran Canyon spent $105,479 on exploration, including option payments, BLM and county fees and insurance, on the Corcoran Canyon property.  At February 28, 2005 Corcoran Canyon had spent $5,429 of the required $50,000 on exploration and was not in compliance with the terms of the option agreement.

The option agreement is for a term of 3 years and expires on February 28, 2006.  In order to maintain the option in good standing, Corcoran Canyon is required to pay all annual lease maintenance fees and to incur exploration expenditures of at least $50,000 in each year.

If, and when, Corcoran Canyon exercises the option, it will have to pay Brancote an additional $200,000 option payment and grant the owner a 2% net smelter royalty on the mineral claims.  Corcoran Canyon can repurchase half of the 2% net smelter royalty (1% NSR) for a payment of $1 million to Brancote at any time after the granting of the 2% net smelter royalty.

For more information and details on the Corcoran Canyon Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page 33.

(3)

Cimarron Property

On February 19, 2004, Cimarron Mining Corp. (“Cimarron”) was assigned an option to acquire a 100% undivided interest in 30 unpatented mineral claims located in Nye County in the State of Nevada.  The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $13,468.  Cimarron paid for the assignment fee by way of a loan from Bullion River.  See Exhibit 10.3 for more information.

Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of Cimarron and a director and the president of Golden Spike Mining.

On August 22, 2003, Golden Spike Mining entered into an option agreement with the owner of the mineral claims, Brancote US Inc. (“Brancote”), who was and is an arms’ length party to the transactions.  The option agreement included the initial 24 unpatented mineral claims optioned by Brancote and an additional 6 unpatented mineral claims previously optioned to Brancote in accordance with the terms of a previous option agreement dated June 1, 1994.  On June 1, 2004, the previous option agreement dated June 1, 1994 expired along with Cimarron’s interest in the six unpatented mineral claims.

Golden Spike Mining has made all option payments to Brancote, including a $2,000 payment on February 4, 2003.  Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement.  Golden Spike had until August 22, 2004 to incur a minimum exploration expenditure of $50,000 on the mineral claims, but failed to meet the minimum exploration expenditures.  Brancote has consented to the assignment of the option agreement.

The option agreement provides for a term of three years that expires on August 22, 2006.  In order to keep the option in good standing, Cimarron is required to pay all annual lease maintenance fees and to incur exploration expenditures of at least $50,000 in each year.

If, and when, Cimarron exercises the option, it will have to pay Brancote an additional $200,000 option payment and grant the owner a 1% net smelter royalty on the mineral claims.  Cimarron can repurchase half of the 1% net smelter royalty (0.5% NSR) for a payment of $500,000 to Brancote.

For more information and details on the Cimarron Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page 38.

(4)

French Gulch Property

On June 23, 2004, Bullion River entered into a letter agreement, whereby it proposed to acquire a 100% interest in the Washington Niagara Partnership by acquiring an option to buy all the outstanding partnership units for an aggregate purchase price of $1,500,000.  The property is located in Shasta County in California and consists of the Washington Niagara Mine and is comprised of 28 patented and 27 unpatented mineral claims (the “Washington Niagara Property”).

During the second quarter of 2004 Bullion River paid a non-refundable deposit of $10,000 that gave Bullion River until September 30, 2004 to (1) complete its due diligence on the property and (2) the exclusive right to enter into a formal agreement to acquire the Partnership Units.

On October 6, 2004, French Gulch (Nevada) Mining Corp. entered into an exploration agreement with an option to purchase the Washington Niagara property from the Washington-Niagara Mining Partnership (“WN Partnership”).  Under the terms of the agreement French Gulch (1) has been granted the exclusive right to conduct exploration work on the Washington Niagara Property until September 30, 2005 (2) paid $15,000 upon signing the agreement (3) is required to pay $50,000 on each of June 1 and August 1, 2005 (4) can exercise its option to acquire the property anytime up to October 1, 2005.  If French Gulch exercises its option it is required to make bi-monthly option payments of $50,000 until production commences.  Once production commences French Gulch will be required to make bi-monthly payments of $175,000.  Ownership of the property will transfer to French Gulch once the aggregate amount of payments made by French Gulch to the WN Partnership total $1,500,000.

On August 17, 2004, French Gulch staked an additional 22 mineral claims in the French Gulch district in Shasta County, California at a cost of $12,900.

For more information and details on the French Gulch Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page 30.

(5)

North Fork Property

On February 23, 2004, North Fork Mining Corp. (“North Fork”) was assigned three options to acquire a 100% undivided right, title and interest in an aggregate 42 unpatented mineral claims located in Sierra County in the State of California.  The options were assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $129,115.  North Fork paid for the assignment fee by way of a loan from Bullion River.  Also, as additional consideration for the assignment of the option agreements, North Fork granted Golden Spike Mining a net smelter royalty of 1.5% on the 42 unpatented mineral claims.  See Exhibit 10.5 for more information.

Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of North Fork and a director and the president of Golden Spike Mining.

On July 1, 2002, Golden Spike Mining entered into the first option agreement with the owner of 27 unpatented mineral claims, Forest Mines, Inc., who was and is an arms’ length party to the transaction.  The first option agreement provides for a term of five years that expires on July 3, 2007.

On July 3, 2002, Golden Spike Mining entered into the second option agreement with the owner of 8 unpatented mineral claims, Mugwump Mining Company, Inc., who was and is an arms’ length party to the transaction.  The second option agreement provides for a term of five years that expires on July 3, 2007.

In order to keep these two options in good standing, North Fork is required to pay to each owner a minimum royalty payment of (1) $250 per month in year two, (2) $500 per month in year three, (3) $1,000 per month in year four, and (4) the greater of $5,000 per month or a 5% net smelter royalty in year five.  North Fork is also required to make all maintenance and lease payments to keep these mineral claims in good standing during the term of the option.

If North Fork makes all of the minimum royalty payments, then at the end of the five year term North Fork will have acquired a 100% undivided right, title and interest in these 35 unpatented mineral claims subject only to a 5% net smelter royalty payable to each owner on its respective mineral claims.  Royalty payments will be required to be made until North Fork has made payments to each owner in the aggregate of $750,000.  All prior payments made by North Fork to the owners, including all minimum royalty payments, will be deducted from the $750,000 purchase price.  Also, a $10,000 option payment was made to each of the two owners upon signing the respective option agreement.  The owners have been paid in full for the royalty payments to the end of December 2004.

On March 4, 2003, Golden Spike Mining entered into the third option agreement with the owner of seven unpatented mineral claims, Donald E. Williams, who was and is an arms’ length party to the transaction.  The third option agreement has no term.  To acquire an undivided 100% interest in these mineral claims, North Fork must (1) pay the owner $10,000 upon first completing a drilling and exploration program and deciding to continue with exploration, and (2) pay the owner $70,000 upon completing a second stage of drilling and exploration and deciding to continue with exploration.  North Fork has not yet commenced exploration work on these claims.

Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement.  Each of the owners has consented to the assignment of their respective option agreement.

For more information and details on the North Fork Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page 32.

(6)

Painted Hills Property

In February 2004, Bullion River acquired a 100% interest in the Painted Hills property by staking the 41 unpatented mineral claims in the Painted Hills district in northwestern Nevada comprising 825 acres.

For more information and details on the Painted Hills Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page 36.

(7)

Wenban Spring Property

On February 20, 2004, Thomas Creek Mining Corp. (“Thomas Creek”) was assigned an option to acquire a 100% undivided interest in 76 unpatented mineral claims located in Eureka County in the State of Nevada.  The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $53,740.  Thomas Creek paid for the assignment fee by way of a loan from Bullion River.  See Exhibit 10.4 for more information.

On September 28, 2004, Thomas Creek Mining Corp. changed its name to Wenban Spring Mining Corp.  During June 2004, Bullion River acquired a 100% interest in the Wenban property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada.  Also, during the period ended September 30, 2004 Bullion River terminated its option on the Thomas Creek property

Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of Wenban Spring and a director and the president of Golden Spike Mining.

For more information and details on the Wenban Spring  Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page 34.

Competition

Bullion River competes with other mining and exploration companies possessing greater financial resources and technical facilities than Bullion River in connection with the acquisition of mineral exploration claims and leases on gold and other precious metals prospects and in connection with the recruitment and retention of qualified personnel.  The gold mining industry is fragmented and Bullion River is an infinitely small participant in the gold and silver mining market.  Many of Bullion River’s competitors have a very diverse portfolio and have not confined their market to one mineral or property, but explore a wide array of minerals and mineral exploration properties.  Some of these competitors have been in business for longer than Bullion River and may have established more strategic partnerships and relationships than Bullion River.

There is significant competition for the limited number of gold acquisition opportunities and, as a result, Bullion River may be unable to continue to acquire an interest in attractive gold and silver mineral exploration properties on terms it considers acceptable.

While Bullion River competes with other exploration companies, there is no competition for the exploration or removal of mineralized material from Bullion River’s properties.  Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world.  The largest are Handy & Harman, Englehard Industries, and Johnson Matthey, Ltd.  The wholesale purchase of precious metals is affected by a number of factors beyond Bullion River’s control.  The factors are:

  fluctuations in the market price for gold
  fluctuating supplies of gold
  fluctuating demand for gold
  mining activities by others

If Bullion River finds gold or silver that is deemed of economic grade and in sufficient quantities to justify removal, Bullion River would seek additional capital through equity or debt financing to build a mine and plant.  Bullion River would then mine the gold or silver.  After mining Bullion River would process the ore through a series of steps that produces a rough concentrate.  This rough concentrate is then sold to refiners and smelters for the value of the mineral contained therein less the cost of further concentrating, refining and smelting.  Refiners and smelters then sell the gold on the open markets through brokers who work for wholesales, including the major world wholesalers set forth above.

The current demand for gold and silver exceeds the supply of gold and silver.  As such management believes it will not have any difficulty selling the gold or silver it may recover.  However, Bullion River has not found any mineralized material as of today and there is no assurance Bullion River will find any mineralized material in the future.

Government Controls and Regulations

The various levels of government controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased.  With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards.  Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations, and may require that some former mineral exploration properties be managed for long periods of time.

Bullion River’s exploration and development activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties.  Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and all the related state laws in California and Nevada.

The State of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”) in 1989 that established design, operation, monitoring and closure requirements for all mining facilities.  The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities.  The State of Nevada has also adopted reclamation regulations pursuant to which reclamation plans have been prepared and financial assurances established for existing facilities.  New facilities are also required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations.  The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.  The State of California has similar regulations.

Bullion River will be required to obtain work permits from the Bureau of Land Management and the U.S. Forest Service for any exploration work that results in a physical disturbance to the land.  Bullion River will not be required to obtain a work permit for any phase of its proposed mineral exploration programs that does not involve any physical disturbance to the mineral claims.  Bullion River will be required to obtain a work permit if it proceeds with the subsequent phases of its proposed mineral exploration programs.  As the exploration programs proceed to the trenching, drilling and bulk-sampling stages, Bullion River will be required to post small bonds and file statements of work with the Bureau of Land Management and with the U.S. Forest Service.  Bullion River will be required by the Bureau of Land Management and with the U.S. Forest Service to undertake remediation work on any work that results in physical disturbance to the mineral claims.  The cost of remediation work will vary according to the degree of physical disturbance.

It is Bullion River’s responsibility to provide a safe working environment, not to disrupt archaeological sites, and conduct its activities in such a manner as to cause unnecessary damage to the mineral exploration properties.

Bullion River will secure all necessary permits for exploration and will file final plans of operation prior to the commencement of any mineral exploration operations.  Management anticipates no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation.  No endangered species will be disturbed.  Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to law.  Any portals, adit or shafts will be sealed upon abandonment of the mineral exploration properties.  It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of Bullion River’s proposed activities cannot be determined until it commences operations and knows what that will involve from an environmental standpoint.

Bullion River and its Subsidiaries are in compliance with the foregoing legislation and will continue to comply with the legislation in the future.   Management believes that compliance with the foregoing legislation will not adversely affect Bullion River’s business operations in the future or its competitive position.

Effect of Existing or Probable Governmental Regulations on Bullion River’s Business

Bullion River’s business is subject to various levels of government controls and regulations, which are supplemented and revised from time to time.  Bullion River is unable to predict what additional legislation or revisions may be proposed that might affect its business or when any such proposals, if enacted, might become effective.  Such changes, however, could require increased capital and operating expenditures and could prevent or delay certain operations by Bullion River or one of the Subsidiaries.

Dependence on One or a Few Major Customers

Bullion River does not have any major customers that it depends on.  Bullion River is still in the start up phase and has not as of yet negotiated a contract with a major client.  Gold and silver can be readily sold on numerous markets throughout the world and it is not difficult to ascertain their market price at any particular time.  Since there are a large number of available gold and silver purchasers, Bullion River is not dependent upon the sale of gold or silver to any one customer.  The gold and silver will be delivered to meet commitments under gold or silver sale contracts or sold to various dealers or smelters on a competitive basis at spot prices.  Management believes that, because of the availability of alternative refiners, no material adverse effect would result if Bullion River lost the services of any of its current refiners.

Patents/Trade Marks/Licences/Franchises/Concessions/Royalty Agreements or Labour Contracts

Neither Bullion River nor the Subsidiaries currently own any patents or trade marks.  Also, they are not party to any license or franchise agreements, concessions, royalty agreements or labor contracts arising from any patents or trade marks.

Bullion River’s web sites are copyrighted upon loading.  www.bullionriver.com and www.bullionrivergold.com are registered domain names of Bullion River.  Bullion River and its subsidiaries will seek further trademark protection for any associated domain names.

Employees and Employment Agreements

Bullion River has seven full time employees in the corporate offices and eight full time employees in the field.

Recent Stock Transaction

In March 2005, Ms. Kristie Kuhn, wife of the Company’s CEO, Peter Kuhn, entered into a loan agreement with a third party lender for a three year term loan of approximately $630,000.  Pursuant to the loan agreement, Ms. Kuhn provided the lender with a non-recourse promissory note and pledged One Million shares of Common Stock of the Company held in her name as collateral for the loan.  The loan agreement requires return of 1,000,000 shares of common stock of the Company to Ms. Kuhn if the loan is paid off.  The shares have been reported in the Company’s reports as being beneficially owned indirectly by Mr. Kuhn; however, Mr. Kuhn disclaims ownership of the shares.  Upon consummation of the loan, the pledged shares were transferred into the name of the lender/pledgee.

The Company understands that during the time of May 2, 2005 through June 30, 2005 all of the shares pledged and transferred by Ms. Kuhn to the lender/pledgee were sold in the public market by the lender/pledgee or a broker to whom the lender/pledgee transferred the shares.  The Company believes that the pledge/transfer by Ms. Kuhn and/or the following sales into the public market may have been in violation of Section 5 of the Securities Act of 1933, as amended (“Securities Act”).

The company has directed the transfer agent not to transfer any of the pledged shares without an opinion of counsel designated or approved by the Board of Directors that the shares are subject to an effective registration statement under the Securities Act or that the transfer is exempt from registration under the Securities Act and any applicable state law.  The Company and Mr. and Ms. Kuhn have agreed that Mr. and Ms. Kuhn will reimburse the Company for any expenses incurred in investigating this matter and in engaging counsel to advise it with respect to this matter, and to indemnify and hold the Company harmless from any liability that the Company may incur with respect to this matter.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect Bullion River’s current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project, and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus.  These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Overview

Bullion River was incorporated under the laws of the State of Nevada on June 29, 2001 under the original name “Dynasty International Corporation”.  Bullion River was a specialty retailer of home water quality testing kits and water purification devices until December 9, 2003 when Bullion River changed its business direction to the exploration of gold and silver in the western United States.  Bullion River’s principal executive offices are located in Reno, Nevada.

On December 9, 2003, Bullion River acquired all of the issued and outstanding shares of each of the following corporations: Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp. and Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.).  All five of these subsidiaries were incorporated in the State of Nevada on December 9, 2003.  On September 30, 2004, Bullion River acquired all of the issued and outstanding shares of French Gulch (Nevada) Mining Corporation, which was incorporated in the State of Nevada on September 30, 2004.

Bullion River has not commenced significant operations and was considered a development stage company until it changed business direction in December 2003 and became an exploration company.

Results of Operations

Discussion of Revenue

Management anticipates that significant revenues will not be achieved until Bullion River locates viable mineral properties from which Bullion River is able to extract gold or silver.  There is no guaranty that Bullion River will locate viable gold or silver reserves, and if such minerals are discovered that Bullion River will enter into commercial production, or that if Bullion River does locate viable mineralization that Bullion River will be able to secure the financing necessary to proceed with extraction of these minerals.

Expenses for the Fiscal Years ending December 31, 2004 and December 31, 2003

For the year ended December 31, 2004, Bullion River’s expenses totaled $2,965,185 compared to $101,215 for the year ended December 31, 2003.  This is an increase of $2,863,970 or 2,830%.  This unfavorable variance was due to an increase of $1,874,409 in exploration costs, $222,389 in investor relations and promotion costs, $156,408 in administrative fees, $150,299 in professional fees, $149,691 in consulting fees, $109,698 in travel expenses, $46,692 in salaries and wages, $43,791 in office expenses, $28,156 in filing fees, $26,910 in insurance, $19,605 in rent, $13,050 in depreciation, $4,826 in interest and bank charges, and interest on debt of $6,838, offset by an income tax refund of $833 and a decrease in extinguishment of debt of $12,041.  The increases were due to our change in business direction, commencement of Bullion River’s exploration program, hiring of key management and staff and consulting fees paid for planning and engineering the exploration process, and an increase in corporate communications.

For the year ending December 31, 2003, Bullion River’s expenses were $101,215 compared to $43,348 for the year ending December 31, 2002.  This was an increase of $57,867 or 133%.  This unfavorable variance was due to an increase of $25,000 in administrative fees, $23,475 in consulting fees, $9,290 in professional fees, $12,500 in salaries and wages, $1,844 in filing fees, $267 in interest and bank charges, $1,697 in office expenses, and $2,674 in travel expenses, offset by an extinguishment of debt of $18,880.  The increases were due to the change in business direction.

Expenses for the Quarterly Period ending March 31, 2005.

Bullion River’s expenses increased by $961,509 or 127% from $757,439 for the three months ended March 31, 2004 to $1,718,948 for the three months ended March 31, 2005. The increase was primarily due to an increase of $16,270 in administrative fees, $11,196 in depreciation, $566,491 in exploration costs, $21,744 in insurance, $395 in interest and bank charges, $40,422 in investor relations and promotion, $16,248 in office, $88,381 in professional fees, $11,122 in rent, $155,553 in salaries and wages and $50,541 in travel offset by decreases of $15,069 in consulting fees and $1,785 in filing fees. The increases were due to the commencement of our exploration program, key management positions and consulting needed to plan and engineer the exploration process, and an increase in corporate communications.

Liquidity and Financial Condition

Cash and Working Capital

Bullion River had cash of $ 1,887,684 and a working capital surplus of $940,921 at March 31, 2005.  During the three month period ended March 31, 2005, Bullion River used $1,695,459 in cash for operating activities, primarily for an operating loss of $1,718,948, an increase in refunds receivable of $5,400, an increase in prepaid expenses of $10,046 offset by an increase in accounts payable of $27,414 and depreciation of $11,521.  Cash used in operations of $1,695,459 was financed by the sale or subscriptions received for common stock of $2,965,371 and an increase in loans payable of $500,000 offset by a decrease in advances payable of $100,000 and an investment in fixed assets of $55,468.  An increase in working capital of $1,202,385 was due to an increase in current assets of $1,629,799 offset by an increase in current liabilities of $427,414.  Bullion River has accumulated a deficit of $4,829,696 since inception and have stockholder’s equity of $1,081,433.  Bullion River has no contingencies or long-term commitments except for our commitments under the option agreements, premises and equipment leases.

Internal and External Sources of Liquidity

Over the next twelve months Bullion River plans to fund its operations through the issuance of common stock, financing in the form of notes payable, and if exploration is successful through the sale of gold or silver.

Contractual Obligations

The Company is committed to making mineral property work expenditures, option payments, payments under premise or equipment leases and repayments under loan agreements as follows at March 31:

Property	2006	2007	2008	2009	2010	2011	2012
Antone Canyon	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000
Corcoran Canyon	$83,548	-	-	-	-	-	-
Cimarron	$82,572	$50,000	-	-	-	-	-
North Fork	$21,000	$96,000	$30,000	-	-	-	-
French Gulch	$100,000	-	-	-	-	-	-
Loans Payable	$500,000
Premises Leases	$47,747
Equipment Leases		$2,647	$2,647	$2,647

Critical Accounting Policies

Mineral Properties

Bullion River confines its exploration activities to areas from which gold and silver have been previously produced, or to properties that are contiguous to such areas and have demonstrated mineralization.  Bullion River will expense the costs of acquiring options on the mineral claims and exploration costs until established economically recoverable reserves are found, after which, costs to develop the mineral claims will be treated as an asset.  At this time it is unknown when established economically recoverable reserves will be found.  Properties that do not have economically recoverable reserves will be abandoned.

Reclamation and Abandonment Costs

Adoption of SFAS 143 “Accounting for Asset Retirement Obligations” which addresses financial accounting and reporting for obligations associated with the reclamation and abandonment costs are not expected to have an impact on Bullion River’s financial statements while it is in the exploration stage.  Once Bullion River commences operations, the policy requires that reclamation and closure costs including site rehabilitation costs be recorded at the estimated present value of reclamation liabilities and recorded as an asset.  These reclamation costs will be allocated to expense over the life of the related options and will be adjusted for changes resulting from the passage of time and revisions to either the timing, or the amount of the original present value estimate.

Deferred Stripping Costs

A committee of the Emerging Issues Task Force (“EITF”) discussed the accounting for deferred stripping costs but did not reach a consensus in 2004.  The Task Force considered the recommendation that stripping costs incurred during production are a mine development cost that should be capitalized as an investment in the mine and attributed to the proven and probable reserves benefited in a systematic and rational manner.  However, the Task Force directed the FASB staff to develop additional guidance about what constitutes a systematic and rational manner of attributing the capitalized costs to proven and probable reserves benefited.  Bullion River cannot predict whether the deliberations of the EITF will ultimately modify or otherwise result in new accounting standards or interpretations thereof that differ from Bullion River’s current practices.

Contractual Obligations

Bullion’s contractual obligations payable for the years ended December 31 are:

Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Option payments	$ 761,970	$ 289,970	$ 312,000	$ 80,000	$ 80,000
Consulting fees	10,000	10,000	-	-	-
Lease/rental commitments	84,468	75,964	8,504	-	-

Plan of Operation for the Twelve Months through March 31, 2006

Summary

During 2004, we conducted exploration activities on all of our properties.  These activities included office data compilation and analysis, and surface exploration work.  We completed phase 1 exploration drilling programs at the Thomas Creek and Antone Canyon properties.  Phase 1 exploration drilling as defined here is the first drilling campaign we conduct on a property to determine whether significant mineralization exists in the subsurface and whether the project warrants additional exploration.  Phase 2 exploration drilling is the follow-up drilling program subsequent to positive results from Phase 1.  The drilling campaign at Thomas Creek did not encounter material mineralization and subsequently these claims were abandoned.  The Thomas Creek Mining Corp. changed its name to Wenban Spring Mining Corp.

During the first quarter of 2005, we concentrated operations at the Washington Mine on the French Gulch property near Redding, CA. Through April 25, 31 underground core holes totaling about 15,600 feet have been completed.  The first 16 holes targeted the Lucky-7 vein, which completed drilling across the western part of the Lucky-7 vein.  Holes 17 through 31 targeted the Washington vein, which is approximately 400 feet north of the Lucky-7 vein.

Drill results along the Lucky-7 vein confirm the presence of high-grade mineralization to at least 200 feet below levels mined previously (1990’s), confirm the presence of coarse visible gold within a wide dike-hosted quartz-vein stockwork, and confirm that high-grade mineralization is present across mineable widths.  We encountered visible gold in 9 of the 15 assayed holes.  Drillhole spacing is designed as a 50-foot grid on the Lucky-7 vein and a 75-foot grid along the Washington vein, with the current phase 1 program completing approximately every-other hole in the grids.  Early results on the Washington vein again confirm the presence of visible gold and, importantly, multiple veins, which have yet to be fully delineated in 3 dimensions.

We have received assays for the first 15 holes of the underground core program at French Gulch; assays are pending on holes 16 through 31.  These results include: 1.89 ounces per ton (opt) gold (Au) over 13 feet within 30 feet of 0.84 opt Au in RBU-14; 1.95 opt Au over 6.9 feet in RBU-1; 2.18 opt over 2.2 feet within 0.27 opt over 24 feet in RBU-3; 1.26 opt Au over 1.5 feet within 0.21 opt over 31.5 feet in RBU-2; and 7.06 opt Au over 0.7 feet within .43 opt Au over 17 feet in RBU-13.

In the Lucky-7 structure, results indicate that gold mineralization is not simply confined to one narrow vein.  Based on the drilling and exposures of the mined portions of the vein, high grades occur across widths of at least 5 feet, with most holes containing multiple high-grade veins surrounded by quartz stockwork.  Channel samples collected during small-scale mining in the 1990’s averaged 2.79 opt Au across 4.6 feet.  Although final calculations of true widths in the drilling are pending further 3-dimensional analysis, initial calculations indicate that true widths for the area of the first 16 holes are approximately 42% of drilled length.

The assay results are based on metallic screen analysis performed by BSi Inspectorate America Corporation.  Our drilling, sampling, and assaying practices are being actively audited by SRK Consulting that includes the use of multiple standards and blanks.  This is critical to our rigorous quality control program.  True widths of intervals are estimated to be 42% of the reported down-hole lengths, although this factor will not be accurately known until 3-dimensional modeling of the mineralization is completed.

We plan to complete a preliminary resource/reserve calculation after phase 1, which will be headed by SRK Consulting after sufficient drilling has been completed.  Second-phase in-fill drilling will then be undertaken at French Gulch to complete the desired drill-grid spacing of 50 feet on the Lucky-7 and 75 feet on the Washington vein.

Once phase 2 exploration has been completed at French Gulch, the results will be evaluated to determine production viability.  This will be based on mineralization, the gold and silver markets, and the engineering and production costs to economically extract and process.

At our North Fork property near Grass Valley, CA, operations during the first quarter were hindered by heavy snowfalls.  Work in January consisted of preparing for the installation of PG&E transmission equipment and transformers.  Considerable progress was made in completing cable runs and surface wiring.  Pacific Gas & Electric (PG&E) spotted their step down transformer onsite and completed pole and conductor installations between the high voltage transmission line and the site transformer.  There is a limited amount of work left to complete to energize the site.  This should be completed in early May.  The lower section of the access road was reworked to reduce silting of road runoff, which was causing compliance problems in Oregon Creek.  The road was repaired to the satisfaction of the US Forest Service inspection personnel.  The materials and equipment necessary to begin underground are essentially in place or is being moved to the site.

We expect to continue with exploration programs on our other properties during the 2nd quarter of 2005.  We are planning phase 1 drilling at Wenban Spring in April, Corcoran Canyon in May, Painted Hills in July, and Antone Canyon in August.  We do not anticipate continuing with phase 1 of our exploration program on the Cimarron property until 2006.

During 2005 we plan to continue to seek projects that contain high grades and large tonnage of gold or silver as well as projects that contain the potential for mineralization concealed under post-mineral cover.  This focus is primarily in the Great Basin of the western United States and the Mother lode belt in California.  There is no assurance that we will locate high grades and large tonnages of mineralization, or locate projects that contain the potential for mineralization concealed under post-mineral cover, or that there is sufficient high grade or large tonnage of gold or silver to make a project commercially viable.

Unless our anticipated production projects contain commercially viable sources of gold or silver and until such time as we achieve significant revenues from the sales of gold or silver, we will continue to incur losses.  The costs associated with bringing a commercially viable mine into operation are significant, and we cannot guarantee that we will be able to obtain the required working capital to bring a mine into commercial production.

We are not currently conducting any research and development activities other than the development of our website.  We do not anticipate conducting such activities in the near future except for the possible development of our mineral properties.  As we proceed with our production and exploration programs we will need to hire independent contractors as well as purchase or lease additional equipment.

During the first quarter of 2005, we received $3,158,701 in private placement funds for 4,121,599  units at $0.75 per unit.  We plan to spend this money on paying down payables, and on operating and exploration costs.  We anticipate continuing to rely on private loans, equity sales of common shares or joint ventures with other exploration companies in order to fund our exploration program and pre-production program.  The issuance of additional shares will result in dilution to existing shareholders of the Company.

French Gulch Nevada Mining Corp.  (French Gulch property)

We continued in the first quarter of 2005 to stake an additional 66 (sixty-six) unpatented claims in the French Gulch district to properly secure and encompass areas of known gold mineralization.  We have named these newly staked claims, along with the Washington-Niagara property, the "French Gulch" properties.  The 66 claims staked by French Gulch are 100%-owned by French Gulch and are not subject to the agreement with the WN Partnership.

The following information concerning the Washington Niagara Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

The project includes a mill that operated as recently as 2002, consisting of gravity and flotation circuit as well as a furnace for producing ore.  There is also some small equipment on the property.

Location & Background

The Washington Niagara property consists of approximately 1824 acres, of which approximately 490 acres are patented lands.  The property is located within the French Gulch mining district of the Klamath Mountains province, 15 miles northwest of Redding in northwestern California.  This province has produced at least 7 million ounces of gold from placer and mesothermal quartz vein deposits broadly similar to vein districts of the Mother Lode region in east-central California.  French Gulch has been the largest producer in the province, yielding an estimated 1.5 million ounces of gold and it contains the highest grades in the province, with ore shoots typically grading above 0.50 opt and commonly above 1.0 opt.  The district comprises a number of past-producing vein mines along an easterly-trending belt 1.5 miles wide and 10 miles long, with veins producing gold through a vertical range of 3,400 feet.

At the Washington mine, a series of at least six steeply-dipping, east-trending gold-bearing quartz veins occur across a minimal width of 800 feet and a strike length of at least 1,000 feet.  Mineralization has been mined over a vertical range of only 500 feet along ore shoots, which rake moderately west (approximately 45 degrees), but mineralization remains open at depth and along strike.  Coarse visible gold is common.

The Niagara mine workings, about 1 mile west of Washington, are at present inaccessible.  The mine consisted of 10 levels that exploited veins similar to those at Washington, with production over 500 feet vertically and along 1,200 feet of strike.

The property has produced at least 200,000 ounces of gold, but production records are incomplete.  Mining and gold production on the Washington veins commenced in 1852, the first bedrock gold mine in the province and continued intermittently through 2001.  High-grade mineralization mined in recent years has included one small zone on the Lucky-7 vein, which yielded about 8,800 tons grading 1.13 opt Au in the mid 1990’s.  However, there has been very limited exploration drilling from surface and underground.

Current status and Proposed Exploration

We do not claim to have any ores or reserves whatsoever at this time on the French Gulch Claims.

Underground core drilling in the Washington mine began January 22, 2005, and as of April 25th, we have completed 31 core holes for approximately 15,600 feet.  Details of the results of this program are noted in the preceding section.  These underground core holes represent about 53% of the planned 31,000 foot, 58 hole, phase 1 program aimed at delineating preliminary resources on the Lucky-7 and Washington veins.  We plan to initiate phase 2 drilling to complete the detailed grids on the veins and expand the phase 1 results if phase 1 results are encouraging.

In January of 2005 we designed a surface reverse-circulation drilling program to explore areas beyond the underground core drilling.  The drilling was started, but was abandoned due to strong hole deviation and unexpected high costs.   Three holes totaling 1995 feet were completed; no significant mineralization was encountered, but we believe the holes stopped short of their targets.  We are planning a surface core program in mid 2005 to continue this step-out exploration effort.

We are currently scheduling a district-wide exploration effort to begin assessments beyond the Washington mine, the site of the resource-definition effort.  This effort will consist of a rigorous district-scale geologic evaluation along with assessments of mineralized areas.  For example, the historic Niagara mine about 4000 feet west of the Washington developed a high-grade ore shoot for about 800 feet down-dip.  This vein and vein trend has not yet been explored.  One historic drift lying 550 feet below mined levels intersected multiple quartz veins with visible gold, but no mining was conducted.  We plan to map and sample this drift during the initial stage of the mine’s evaluation.  Similar to Washington, the veins at Niagara are hosted in a dike swarm.  A surface core-drilling program is planned for the Niagara area as well as for step-outs along the Washington and Lucky-7 vein trends to the east.

We completed a Storm Water Pollution Prevention Permit in the first quarter of 2005, and plan an analysis of drill discharge water for surface drilling permits.  We also began a phase 1 environmental audit being prepared by Enviroscientists, Inc. of Reno.

During the first quarter of 2005, we began metallurgical studies on bulk samples collected from underground exposures on the Lucky-7 and Washington veins.  The four bulk samples assayed were 1.92, 1.68, and 21.73 opt Au (Lucky-7 vein), and 1.65 opt Au (Washington vein).  The metallurgical program is being coordinated by SRK Consulting, with analytical work by McClelland Laboratories of Reno, Nevada.  Combined gravity and flotation tests on bulk samples collected from underground vein exposures in the Washington mine yielded 96.1 to 99.5% gold recovery from the Lucky-7 vein and 91.8% recovery from the Washington vein.

Our proposed 2005 budget for phases 1 and 2 of our exploration program on the French Gulch property is as follows:

French Gulch	Annual Budget
BLM and county fees (2005-2006)	$27,000
Option payments	$100,000
Surface and underground exploration drilling	$2,870,000
Development of mine engineering plan	$100,000
Development of mull upgrade and expansion plan	$250,000
Total Budget (Including contingencies)	$3,347,000

During the 1st quarter ending March 31, 2005, we spent $767,221 on exploration at French Gulch.

In anticipation of going into production at French Gulch, due to the promising test drill results, we are currently re-evaluating previous estimates for mill and mine rehabilitation, and adjusting for the latest cost factors before being presented to an independent engineering firm, which will ensure the highest quality standards.

Current pre-production development estimates for the French Gulch mill and mine rehabilitation in 2005 are as follows:

French Gulch Pre-production Estimates	Total
Mill Rehabilitation	$3,100,000
Mine Development	2,395,900

Total Estimate	$5,495,900

 North Fork Mining Corp.  (North Fork)

The following information concerning the North Fork Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

We do not own a plant, but we have some small equipment and storage facilities on the North Fork Property.

Location & Background

The North Fork project is in the Alleghany mining district in the northern part of the Mother Lode Gold Belt in northeastern California, 35 km northeast of Grass Valley and about 3.5 km northwest of the Sixteen-to-One mine.

The Alleghany mining district is within the northern portion of the Mother Lode Belt and on the north side of the Grass Valley mining district.  Gold mineralization within the Mother Lode Belt occurs along the regional, northerly-trending Melones fault system following the western flank of the Sierra Nevada Range.  The belt has a strike length of more than 300km and averages about 80km in width.  Gold deposits occur as mesothermal, quartz-carbonate vein systems along faults within metamorphic rocks.  Gold occurs in free form commonly with arsenopyrite.  The Grass Valley and Alleghany districts are notable for their high gold grades and for the largest gold production among all mesothermal vein camps in western North America.

The North Fork property is along the strike extension of the prolific gold-bearing quartz veins in the Alleghany area about 3 km to the southeast.  At North Fork, data from historic underground examinations indicate a 240m wide zone containing steeply-dipping gold-bearing quartz veins locally exceeding 6m in width.  Assays grading above 0.5 opt (15 g/t) Au are common and nearly continuous along the approximately 600 feet of vein-parallel drifting on 3 levels covering about 50 meters vertically.  Grades exceeding 1 opt are also common.  Gold veins and their host rocks in the district are capped by post-mineralization volcanic rocks, creating opportunities to discover additional concealed mineralization.

Placer gold was discovered in the Mother Lode Belt in 1849 and in the Alleghany district in 1852.  Underground mining of high-grade veins at Alleghany began in 1853.  The North Fork Mine was developed between 1875 and the 1930’s with a 13-degree decline about 1,000 feet long, then an 800 foot long crosscut connecting to a 60 degree inclined shaft from which three levels were developed.  All three levels intersected significant gold grades commonly exceeding 0.5 opt Au along multiple veins.  Based on the historic assays, there is an inferred resource of 100,000 tons grading at least 0.5 oz/ton grade; however, additional exploration drilling is necessary to develop a mineable reserve.  Subsequent to the 1930’s, some of the underground workings collapsed, and the lower portion of the mine was flooded.  A number of other historic mines exist on the property, and some have recorded production from high-grade veins.

Given the high gold grades at North Fork, the limited development, the reported widths of the veins, and its location along strike with major gold vein systems at nearby Alleghany, the project has excellent potential for the discovery of new high-grade reserves amenable to underground mining.  There has been no systematic modern exploration on the property.

Current status and Proposed Exploration

We do not claim to have any ores or reserves whatsoever at this time on the North Fork Property

As stated earlier, activities in the 1st quarter of 2005 at North Fork were hindered due to weather related delays as a result of heavier than average snowfalls.  Several days were lost in road clearing and maintenance.  Access to the site was severely restricted or impassable for much of the January.  We gained some useful first hand experience when dealing with the snowfalls, which will help us plan future winter operations.

With a good road now in place and the heavy winter behind, work has resumed removing old, unusable buildings that are in the way of future operations.  PG&E should be completing the electrical installation in early May.  Work has recently commenced underground using generators.

We plan to conduct exploration to determine what amount of minerals, if any, exist on the North Fork Property and if any minerals that are found can be economically extracted and profitably processed.  Our exploration program is designed to economically explore and evaluate the North Fork Property.

Our proposed exploration program consists of two phases, which includes (1) rehabilitate the underground access and to position drill rigs at the lower part of the decline, (2) to drill 20,000 feet of diamond drill holes from the decline, and (3) drive exploration drifts 150 meters north and 150 meters south with a decline of 14% and with five additional diamond drill stations that would include an additional 20,000 feet.

In phase 1, we plan to rehabilitate the underground access, construct three drill stations at the lower part of the decline and complete a core drilling program of 10,000 feet.  The drilling has the potential to intersect significant gold mineralization around areas where previous underground sampling has confirmed the presence of high-grade (+0.50 opt) gold.  The goal is to identify approximately 250,000 ounces.  The following table summarizes our proposed preliminary budget for phase 1 of our proposed mineral exploration program.  Commencing phase 2 of the exploration will depend upon the results obtained during phase 1.

We have obtained the necessary permits for underground rehabilitation and exploration drilling and have commenced an underground exploration program with offsite mobilization and engineering

Our 2005 proposed budget at North Fork for phase 1 is as follows:

North Fork	Annual Budget
BLM fees and county recording fees (2005-2006)	$7,000
Option payments	$18,000
Drilling 20,000 ft. @ $25/ft.	$500,000
Decline rehabilitation, engineering, permitting, etc.	$1,307,800
Total Budget (Including contingencies)	$1,832.800

During the 1st quarter ending March 31, 2005, we spent $217,704 on exploration at North Fork.

Corcoran Canyon Mining Corp.

The following information concerning the Corcoran Canyon Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

We do not own a plant and there is no equipment on the property.

Location & Background

Lands in the Corcoran Canyon project are administered by the U.S. Bureau of Land Management and the U.S. Forest Service.

The project is in Nye County, Nevada, 80 km north of Tonopah and 19 km east of the Round Mountain gold mine (15 Moz Au). The project is within a regional north-trending mineralized belt that includes the volcanic-hosted and sediment-hosted gold-silver deposits of Goldfield, Tonopah, Midway, Manhattan, Round Mountain, Gold Hill and Northumberland.

Current status and Proposed Exploration

We do not claim to have any ores or reserves whatsoever at this time on the Corcoran Canyon Property.

During 2005, we are planning to conduct exploration to determine what amount of minerals, if any, exist on the Corcoran Canyon Property and if any minerals that are found can be economically extracted and profitably processed.  Our exploration program is designed to economically explore and evaluate the Corcoran Canyon Property.

We had planned to start our phase 1 proposed mineral exploration program in October 2004; however, due to inclement weather, the program had to be abandoned prior to starting the first hole.  Our proposed exploration program consists of completing a phase 1 drilling program of five 1,200-foot reverse-circulation drill holes to test extensions of the known resource and the pediment target.  The program will resume in approximately May of 2005 and we expect to complete in early third quarter of 2005.

The decision to extend the proposed mineral exploration program on the Corcoran Canyon Property to phase 2 will be contingent upon reasonable encouragement from the results of the proposed mineral exploration program.  When we complete phase 1 of the proposed mineral exploration program, and the results are positive, we will still have to undertake an extensive second phase that might consist of further soil sampling, geophysical surveys, trenching or drilling before we will be able to identify commercially viable reserves.  The costs of phase 2 of the proposed mineral exploration program will be significantly more than the costs set forth below for phase 1.

Our 2005 proposed budget at Corcorran Canyon for phase 1 is as follows:

Corcorran Canyon	Annual Budget
BLM fees and county recording fees (2005-2006)	$15,300
Insurance	$5,500
Reverse Circulation drilling (6,000 feet of RC drilling in 4 to 5 holes)	$135,000
Assaying and engineering	$27,000
Drill site preparation and reclamation	$5,000
Total Budget (Including contingencies)	$187,800

During the 1st quarter ending March 31, 2005, we spent $234 on exploration at Corcorran Canyon.

Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.)

The following information concerning the Wenban Springs Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

We do not own a plant and there is no equipment on the property.

Location and Background

The claims are 100% owned by Wenban and are within lands administered by the U.S. Bureau of Land Management.

Wenban Spring lies along the west side of the northwest-trending Battle Mountain - Eureka Mineral Belt, which contains a number of productive, bulk-mineable, sediment-hosted and volcanic-hosted gold deposits, including Pipeline (+11 Moz Au), Cortez Hills, Cortex, Tonkin Springs, Horse Canyon, Gold Bar, Ruby Hill, Toiyabe and Buckhorn.

The Wenban Spring Property is southwest of the Cortez Hills and Pediment gold deposits (~ 9 Moz gold @ ~ 4.4 g/t Au) controlled by the Cortez Joint Venture (CJV).  The Property directly adjoins claims held by the CJV and lies within 6 miles (9.6 km) southwest of the Cortez Hills deposit.  Placer Dome Inc. (NYSE, TSX, ASX: PDG) is operator and 60% owner of the CJV, with Kennecott Minerals Company (subsidiary of Rio Tinto plc) owning 40%.  Cortez Hills is a world-class, bulk-mineable Carlin-type gold system discovered in 2002.  It is covered by post-mineralization alluvium at the north end of Grass Valley.  Wenban Spring is on the west edge of the same valley.  Four miles (6 km) southwest of Wenban Spring is the Toiyabe Carlin-type gold deposit, which produced about 90,000 ounces of gold from an open pit operation from 1987 to 1993.  There has been no exploration drilling conducted on the property.

Current status and Proposed Exploration

We do not claim to have any ores or reserves whatsoever at this time on the Wenban Spring property.

We must conduct exploration to determine what amount of minerals, if any, exist on the Wenban Spring property and if any minerals that are found can be economically extracted and profitably processed.  Our exploration program is designed to economically explore and evaluate the Wenban Spring property.

In 2004, we completed geologic mapping, sampling and a controlled-source audiomagnetotellurics (CSAMT) geophysical survey.  Results confirm that the alluvial fill in the valley on the east side of the property is relatively thin (<500 ft thick) up to 1.5 miles east of the range-front fault.  Further, faults have been mapped and inferred from the geophysical survey that support the structural model reported above.

Based on the results of the 2004 exploration work, we designed a phase 1 drill plan, which was approved by the Bureau of Land Management in the first quarter of 2005.  We also submitted a reclamation bond of $5,400 to the Bureau of Land Management in the first quarter of 2005.

The approved drilling permit consists of 8 drill sites, and we plan to complete up to 4 – 1000 foot reverse-circulation drill holes in the phase 1 program.  We began this drilling on April 6, 2005.  The decision to extend the proposed mineral exploration program on the Wenban Spring property to phase 2 will be contingent upon reasonable encouragement from the results of the proposed mineral exploration program.  When we complete phase 1 of the proposed mineral exploration program, and the results are positive, we will still have to undertake an extensive second phase of the proposed mineral exploration program that might consist of further geophysical surveys, trenching or drilling before we will be able to identify commercially-viable reserves.  The costs of phase 2 of the proposed mineral exploration program will be significantly more than the costs set forth above for phase 1.

Our 2005 proposed budget at Wenban Spring for phase 1 is as follows:

Wenban Spring	Annual Budget
BLM fees and county recording fees (2005-2006)	$26,000
Drilling	$116,000
Reclamation	$10,400
Total Budget (Including contingencies)	$152,400

During the 1st quarter ending March 31, 2005, we spent $233 on exploration at Wenban Spring.

Painted Hills Property

The following information concerning the Painted Hills Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Location and Background

In February 2004, Bullion River Gold staked 41 unpatented claims in the Painted Hills district in northwestern Nevada.  The claims are 100% owned by Bullion River Gold Corp.

The Painted Hills project is in Humboldt County, Nevada, 135 km northwest of Winnemucca.  The nearest significant gold producers are the Sleeper mine, 86 km to the southeast, and the Hog Ranch mine, 88km to the southwest. There has been no gold exploration drilling in the project area.  During the 1970's, several geothermal test holes were drilled during a regional geothermal exploration program; hot springs occur about 16 km to the northeast.

Plant and Equipment

We do not own a plant or any equipment on the Painted Hills Property.

Recent Work

In 2004, we completed detailed sampling and mapping.  The opal vein zone exposed at the highest levels is 325 feet wide.  Gold contents at this level in the system (vapor-phase zone) are below detection.  However, anomalous gold values to 65 ppb occur in chalcedonic stockworks and silicified volcanic rocks approximately 30m below the exposed opal veins.  These results are encouraging, consistent with the epithermal mineralization model and indicate that high-grade mineralization is expected to occur within the boiling zone at deeper levels, as has been demonstrated in a number of epithermal camps in the Great Basin, including Midas, Ivanhoe-Hollister and Goldbanks.

Based on our studies, we believe that the geologic setting and alteration patterns are characteristic of productive epithermal gold systems in the region (Midas, Sleeper, Ivanhoe-Hollister, and Rosebud).  The Painted Hills project offers an opportunity to discover a new, high-grade epithermal gold-silver vein system.  It is possible that a series of parallel veins underlies the pediment extending east from the mineralized range-front fault.  Similar to the Sleeper mine, it is possible that deeper gold vein mineralization is concealed by the post-mineralization alluvium (valley fill) in the hanging wall east of the range-front fault as well as underlying the exposed Hg-mineralized fault zone in the footwall. The Painted Hills project has important geologic similarities to multi-million ounce epithermal gold deposits of the northwestern Great Basin, notably the Sleeper and Midas deposits.  Potential exists at the Painted Hills for discovery of a new, high-grade gold vein system.

Current Status and Proposed Exploration

We do not claim to have any ores or reserves whatsoever at this time on the Painted Hills Property.

We must conduct exploration to determine what amount of minerals, if any, exist on the Painted Hills Property and if any minerals that are found can be economically extracted and profitably processed.  Our exploration program is designed to economically explore and evaluate the Painted Hills Property.

In 2004, we designed a phase 1 drilling program, which was approved by the Bureau of Land Management.  We also submitted a reclamation bond for the project of $6,550.  We plan to begin a 6-hole reverse-circulation drilling program in July, 2005, designed to test the exposed vein system at depth, and test for veining beneath pediment cover to the east.

The decision to extend the proposed mineral exploration program on the Painted Hills Property to phase 2 will be contingent upon reasonable encouragement from the results of the proposed drilling program.  When we complete the phase 1 drilling, and the results are positive, we will still have to undertake an extensive second phase of the proposed mineral exploration program that might consist of, geophysical surveys, trenching, or drilling before we will be able to identify commercially viable reserves.  The costs of phase 2 of the proposed mineral exploration program will be significantly more than the costs set forth above for phase 1.

Our proposed budget for phase 1 of our proposed mineral exploration program is as follows:

Painted Hills	Annual Budget
BLM fees and county recording fees (2005-2006)	$5,500
Reverse Circulation drilling (6,000 feet of RC drilling in 4 to 5 holes)	$181,000
Assaying and engineering	$18,000
Drill site preparation and reclamation	$7,500
Total Budget (Including contingencies)	$212,000

During the 1st quarter ending March 31, 2005, we spent $2,517 on exploration at Painted Hills.

Antone Canyon Mining Corp.

The following information concerning the Antone Canyon Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

We do not own a plant or any equipment on the Antone Canyon Property.

Location & Background

The Antone Canyon Project is in Nye County, Nevada, 70km north of Tonopah and 13km southeast of the Round Mountain gold mine (15 Moz Au) operated by Barrick Gold Corporation and Kinross Gold Corporation.  Lands within the project are administered by the U.S. Forest Service.

Previous operators completed shallow reverse-circulation and rotary drilling from 1983 to 1985 (55 holes totaling 5,090m, deepest was 143m), and shallow core drilling in 1999 (5 holes totaling 524m, deepest was 183m).  Drilling of the high-grade structures has been limited to within 100m of surface.  Other work has included trenching, limited soil sampling, select rock-chip sampling, and an IP geophysical survey

High-grade drill-hole and trench intersections in the Antone Saddle area include:

Drill hole	Trench	Length(m)	g/t Au	Contining (g/t Au / m)
	EF	15.2	18.3	67.5 / 3
	EFX	13.7	17.6	39.1 / 1.5 and 46.9 / 1.5
	T2	5.5	12.2	36.0 / 0.6
	FG	3.0	12.7
	EFE	3.8	9.9	41.1 / 0.8
SB-46		3.0	24.5	35.1 / 1.5
SB-50		6.1	12.4	31.5 / 1.5
SB-51		1.5	38.7
AC99-2		1.5	13.9	visible gold
SB-9		3.0	9.7

The intersections listed above for the Antone Saddle area are distributed over an area approximately 300m by 100m, and mineralized structures are open along strike and below the shallow levels drilled (100m).  Significant soil and rock-chip anomalies to 12.7 g/t Au and shallow drill intersections grading above 3 g/t Au occur more than 600m east and 600m west of the Antone Saddle area.

Current status and Proposed Exploration

We do not claim to have any ores or reserves whatsoever at this time on the Antone Property.

 In 2004, we collected rock-chip samples that confirmed the high-grade gold in the quartz stockwork zones in the saddle area.  Results included 19.0 g/t Au (with 6.2 g/t Ag),  8.98 g/t Au (with 13.0 g/t Ag)  and 15.25 g/t Au (with 14.6 g/t Ag).  During 2004, we also created a 3-dimensional model of the previous drilling, and a drill plan was developed to test for extensions to mineralization at depth and along strike.

In late 2004, we completed a phase 1 reverse-circulation drilling program consisting of 2,683 feet in 3 holes in the Antone Saddle area.  The program was designed to extend mineralization along strike and at depth.  Hole BA3 intersected 45 ft grading 0.220 oz/ton gold from 330 to 375 ft, including 0.424 oz/ton over 20 ft from 340 to 360 ft. The intersection is highlighted by 5 ft containing 0.61 oz/ton.  This hole extends the known northeast-trending mineralized system 350 ft to the southwest, and mineralization remains open to the southwest. The drill results have expanded the high-grade mineralized zone to a strike length of at least 1,300 ft.  Drill hole BA2 attempted to extend mineralization approximately 200 ft to the northeast.  Although the hole intersected lower grades, the results indicate that the mineralization system continues in that direction.  Drill hole BA1 aimed to cross the mineralized zone about 600 ft below high-grade mineralization exposed in trenches in the eastern part of the known zone, but intersected only anomalous gold.   Again, the results indicate that the mineralized system extends to depth, but this large down-dip step out requires infill drilling.

We plan to continue with our proposed phase 2 drilling program in August of 2005, and the estimated budget is as follows:

Antone Canyon	Annual Budget
BLM fees and county recording fees (2005-2006)	$6,500
Option payment	$40,000
Drilling	$80,000
Assaying and engineering	$10,000
Reclamation	$5,000
Total Budget (Including contingencies)	$141,500

During the 1st quarter ending March 31, 2005, we spent $461 on exploration at the Antone Canyon property.

Cimarron Mining Corp.

In order to maintain the option, we must (1) pay all annual claim and lease maintenance fees required to keep the Cimarron Property in good standing, (2) incur exploration expenditures of at least $50,000 on or before each of August 22, 2004, 2005, and 2006, and (3) carry comprehensive general commercial liability insurance policy having limits of not less than $1 million per occurrence.  At this time, exploration expenditures of at least $50,000 have not been made.  We are not planning to commence exploration work on the Cimarron Property until 2006.

The following information concerning the Cimarron Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

We do not own a plant or any equipment on the Cimarron Property.

Current Status and Proposed Exploration

We do not claim to have any ores or reserves whatsoever at this time on the Cimarron Property.

We must conduct exploration to determine what amount of minerals, if any, exist on the Cimarron Property and if any minerals that are found can be economically extracted and profitably processed.  Our exploration program is designed to economically explore and evaluate the Cimarron Property.

We have completed our 3-dimensional analysis of mineralization in the main resource area.  The data collected has been evaluated and incorporated into a 3D model.  This 3D model has been prepared to assist us in identifying the drill targets.

Analysis of the resource area and other parts of the district is underway, with preliminary results indicating that mineralization in the resource area is open along the strike and that additional high-grade structures have not been adequately tested.  A drilling program was outlined.

Proposed Budget 2005 for the Cimarron Property is as follows:

Cimarron Mining	Annual Budget
BLM fees and county recording fees (2005-2006)	$3,000
Insurance	$4,000
Total Budget (Including contingencies)	$7,000

During the 1st quarter ending March 31, 2005, we spent $234 on exploration at Cimarron.

Environmental

Bullion River’s exploration activities are subject to various federal and state laws and regulations governing the protection of the environment.  These laws and regulations are continually changing and are generally becoming more restrictive.  Bullion River conduct’s its exploration activities so as to protect the public health and environment and management believes Bullion River’s exploration activities are in compliance with all applicable laws and regulations.  In November 2004, Bullion River started a phase 1 environmental audit through an independent consulting firm on the various mineral properties.

Inflation

Management does not believe that inflation will have a material impact on its future operations.

MANAGEMENT

Each of Bullion River’s directors is elected by the stockholders to a term of one year or appointed by the board of directors to fill a vacancy on the board of directors and serves until a successor is elected and qualified.  Each of Bullion River’s officers is appointed by the board of directors to a term of one year and serves until his successor is duly appointed and qualified, or until the officer is removed from office.  The board of directors has no nominating, auditing or compensation committees.

Bullion River’s and its Subsidiaries’ management teams are listed below.

Management Teams
Company’s Name	Peter M. Kuhn	Victor H. Bradley	Dan Graves	Jacob Margolis	Glenn Blachford
Bullion River Gold Corp.	Director, CEO, President, Treasurer, Corporate Secretary	Director	CFO	Vice-President Exploration	Vice-President Engineering
Antone Canyon Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a
Cimarron Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a
Corcoran Canyon Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a
French Gulch (Nevada) Mining Corp.	Director, CEO, President	n/a	n/a	Director, Treasurer	Director, Corporate Secretary
North Fork Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	Vice-President Exploration	Vice-President Engineering
Wenban Spring Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a

Background of officers and directors

Peter M. Kuhn  -  Mr. Kuhn (49 years old) has been a director and the CEO of Bullion River since December 2003.  Mr. Kuhn has been the sole director and officer of each of the five subsidiaries since December 2003.  Mr. Kuhn received a Masters of Engineering Degree (M.E.) from Technical University of Clausthal (Germany) in 1983 and has been an engineer since 1983.  Mr. Kuhn has more than 28 years experience in the mineral exploration and mining industry.  Since May 2001, Mr. Kuhn has worked as a mining consultant.  From November 1999 to April 2001, Mr. Kuhn was the President of BLM Service Group providing management and supervisory services.  From August 1987 and October 1999 Mr. Kuhn worked for Thyssen Mining Construction of Canada providing management services, supervision and was responsible for the direction of the company.  Mr. Kuhn is also a non-executive director of Capstone Gold Corp., a TSX Venture listed company.

Victor H. Bradley-  Mr. Bradley (68)has been a director of Bullion River since February 2004.  In the past five years, Mr. Bradley has been involved with Yamana Gold Inc., and until recently, was the founder, president, chief executive officer and a director of Yamana Gold Inc.  Mr. Bradley is currently the chairman and a director of Yamana Gold Inc., which is a publicly traded company listed on the TSE in Toronto, the AMEX in New York and the AIM in London.  Mr. Bradley is a chartered accountant and has been a director or officer of more than 11 mineral exploration companies.  Mr. Bradley is also a non-executive director of Frontier Pacific Mining Corporation, a Toronto Stock Venture Exchange listed company.

Dan Graves– Mr. Graves (49) has been the CFO of Bullion River since March 2005.  From 2000 to 2004, Mr. Graves was the CFO of Northstar-at-Tahoe, a year round resort company in the Lake Tahoe area of California engaging in recreational operations and real estate development.  Along with his financial duties, Mr. Graves was also responsible for the resort’s $40 million lodging, food & beverage, rental equipment, golf, retail, and ski related businesses.  From 1998 to 2000, Mr. Graves was V.P. of Finance for Killington Resort in Vermont and held other analytical positions within the winter resort industry for nine years.  Mr. Graves has a Bachelor’s Degree in Business Administration from California State University at Long Beach, California.

Jacob Margolis, Ph.D.-  Mr. Margolis (43)has been Bullion River’s vice-president of exploration since December 2003 and the vice-president of exploration for North Fork Mining Corp. since June 2004.  Mr. Margolis’ duties are to direct and supervise Bullion River’s exploration activities.  For the past five years Mr. Margolis has worked for Homestake Mining as a project geologist and with Anglo Gold USA as a senior geologist.

Glenn Blachford, P.Eng. -  Mr. Blachford (54)was initially retained as an independent consultant to prepare the underground rehabilitation and drilling program on the North Fork Property.  Since May 1, 2004, Mr. Blachford has been a full time employee of Bullion River.  Since June 2004, Mr. Blachford has been the vice-president of engineering of North Fork Mining Corp.  Mr. Blachford’s duties and responsibilities include preparing the underground and mill rehabilitation, and drilling program at French Gulch, as well as rehabilitating the underground for drilling at North Fork Property.  Mr. Blachford was the chief estimator and chief engineer for Thyssen Mining Construction of Canada from 1996 to 2001 and has been an independent mining consultant for the past three years.

Conflicts of interest

Management believes that Mr. Kuhn and Mr. Bradley are subject to conflicts of interest.  The conflicts of interest arise from Mr. Kuhn’s and Mr. Bradley’s relationships with other mining and exploration corporations.  Since 2003, Mr. Kuhn has been a non-executive director of Capstone Gold Corp., which is located in Vancouver, British Columbia, Canada.  Capstone Gold Corp. is a junior mining and exploration company and is listed on the TSX Venture Exchange.  Mr. Bradley has been the chairman and a director of Yamana Gold Inc., which is a publicly traded company listed on the TSE in Toronto, the AMEX in New York and the AIM in London.  Mr. Bradley is also a non-executive director of Frontier Pacific Mining Corporation, a Toronto Stock Venture Exchange listed company.  In the future, Mr. Kuhn and Mr. Bradley will continue to be involved in the mining and exploration business for other entities and such involvement could create conflicts of interest.  Mr. Kuhn and Mr. Bradley devote time to their other business activities on an as needed basis and will continue to devote time to their other business activities on an as needed basis.  No policy has been implemented or will be implemented to address conflicts of interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this registration, the total number of common shares owned beneficially by each of Bullion River’s directors, officers and key employees, individually and as a group, and the present owners of 5% or more of Bullion River’s total outstanding common shares.  The stockholders listed below have direct ownership of their common shares and possesses sole voting and dispositive power with respect to the common shares.

Title of class	Name and address of beneficial owner	Number of shares beneficially owned (1)	Percent of class (2)
common shares	Peter M. Kuhn 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	2,000,000 (3)	6.07%
common shares	Victor H. Bradley 1482 East Valley Road, #495 Santa Barbara, California, 93108	0	0.00%
common shares	Dan Graves 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	4,100	0.01%
common shares	Jacob Margolis 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	30,000	0.09%
common shares	Glenn Blachford 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	30,000	0.09%
common shares	Blue Velvet Capital Ellen L. Skelton Building 4th Floor, P.O. Box 3444 Roadtown, Tortola, BVI	5,833,325	17.70%
common shares	All officers and directors as a group (5 persons)	2,064,100	6.26%

(1)

The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Form SB-2 from options, warrants, rights, conversion privileges or similar obligations.

(2)

Based on 32,965,568 common shares issued and outstanding as of the date of this Form SB-2.

(3)

This number includes 1,000,000 common shares pledged by Kristie Kuhn, Mr. Kuhn’s wife, in the loan transaction described in “Business – Recent Stock Transaction”. Mrs. Kuhn has the right to receive the shares upon repayment of the loan.  Under the terms of the loan agreement, Mrs. Kuhn has retained the right to vote the shares; however, as the lender has transferred the shares that right may not be enforceable.  Mr. Kuhn disclaims beneficial ownership of the shares.

EXECUTIVE COMPENSATION

Compensation was paid to Bullion River’s executive officers and directors as follows:

SUMMARY COMPENSATION TABLE
Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Peter M. Kuhn CEO Dec 2003 - Present	2004 2003 2002	15,000 12,500 n/a	nil nil n/a	59,000 nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	20,546 nil n/a
Victor H. Bradley Director Feb 2004 - Present	2004 2003 2002	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a
Dan Graves CFO March 2005 - Present	2004 2003 2002	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a
Jake Margolis VP of Exploration Dec 2003 - Present	2004 2003 2002	nil n/a n/a	nil n/a n/a	75,500 6,000 n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	80,163 n/a n/a
Glenn Blachford VP Engineering April 2004 - Present	2004 2003 2002	nil n/a n/a	nil n/a n/a	80,000 n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	34,967 n/a n/a
Gerry Karpinka President June 2001 - Dec 2003	2004 2003 2002	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil
Colin Mills CFO June 2001 - Dec 2003	2004 2003 2002	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil

Currently, there are no arrangements between Bullion River and any of its directors or between the Subsidiaries and any of its directors whereby such directors are compensated for (1) any services provided as directors, (2) termination of employment as a result of resignation, retirement or change of control, and (3) a change of responsibilities following a change of control.

Bullion River and Centennial Development Company, a company of which Peter Kuhn owns a majority of the voting shares, verbally agreed that Mr. Kuhn would provide management services to Bullion River for a management fee of $5,000 per month until April 15, 2004.  At that time, the terms of the agreement were renegotiated to $7,500.   Bullion River was also obligated to reimburse Centennial Development Company for any reasonable business related expenses.  Either party was able to terminate the agreement at anytime.  The agreement did not provide for any specific compensation in the event of (1) resignation, (2) retirement, (3) other termination of the agreement, (4) a change of control of Bullion River, or (5) a change in Mr. Kuhn’s responsibilities following a change in control.  As of November 15, 2004, Mr. Kuhn was hired as Bullion River’s president at the rate of $7,500 per month and since Jan 1, 2005 has been paid $10,000 per month.

On March 16, 2005, Bullion River paid Golden Spike Mining $42,000 for professional services rendered on the Antone Canyon Property, the Corcoran Canyon Property and the North Fork Property.  Golden Spike Mining is owned by Peter Kuhn.

On March 21, 2005, Bullion River paid Victor Bradley $75,000 for professional services related to fund raising, engineering, mineralization analysis, and investor communications for the period January 1, 2005 to March 31, 2005.

On December 1, 2003, Bullion River and Jacob Margolis entered into a consulting agreement that expired on May 31, 2004.  Mr. Margolis was paid $6,000 per month for acting as a geological consultant to Bullion River and was reimbursed for all reasonable and necessary expenses incurred in the performance of his duties and as approved by the president of Bullion River. This agreement was renegotiated in early April 2004.  As a result, Mr. Margolis was hired as the V.P. of Exploration and placed on payroll as of May 1, 2004.  Mr. Margolis also received 30,000 restricted common shares and is entitled to participate in any future stock option plans of Bullion River and may qualify for further bonuses such as finder’s fees.  See Exhibit 10.6 – Consulting Agreement for more details.

In late 2003, Bullion River and Glenn Blachford verbally agreed that Mr. Blachford would provide consulting services to prepare the underground rehabilitation and drilling program on the North Fork Property.  Mr. Blachford was paid $6,000 per month through April 30, 2004 for providing the consulting services and is entitled to participate in any future stock option plans of Bullion River.  On May 1, 2004 Mr. Blachford was hired as the V.P. of Engineering.

There are no other employment agreements between Bullion River or the Subsidiaries and any named executive officer, and there are no employment agreements or other compensating plans or arrangements with regard to any named executive officer that provide for specific compensation in the event of resignation, retirement, other termination of employment, a change of control of Bullion River, or from a change in a named executive officer’s responsibilities following a change in control.

Bullion River currently provides health insurance for the above employees, but presently does not have pension, annuity, insurance, stock options, profit sharing or similar benefit plans; however, Bullion River may adopt such plans in the future. There are presently no other personal benefits available to any employees.

Stock Options

No stock options were granted during the fiscal year ended December 31, 2004.  Also, as at December 31, 2004 Bullion River had no outstanding stock options.

Indemnification

Pursuant to Bullion River’s articles and bylaws, Bullion River may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in Bullion River’s best interest.  In certain cases, Bullion River may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, Bullion River must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933 that may be permitted to directors or officers under Nevada law, Bullion River is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
DESCRIPTION OF PROPERTY

Bullion River operates from its principal executive office at 1325 Airmotive Way, Suite 325, Reno Nevada.  Bullion River’s telephone number is 775-324-4881.  In February 2004, Bullion River leased this premise for one year for $1,800 per month.  The lease was renewed in November 2004 for a one-year extension expiring on February 28, 2006 at a rate of $1,848 per month.  On November 18, 2004, Bullion River entered into a lease agreement for additional office space for a fourteen-month term commencing January 1, 2005 and expiring on February 28, 2006 for $2,404 per month.  The additional space was required for bringing investor communications and accounting functions “in house” from outside consultants.  Also, Bullion River is renting an office for the operations of North Fork Mining Corp. and is paying $975 per month from October 15, 2004 to April 30, 2005.  During the fiscal year ending December 31, 2004, Bullion River paid $19,605 for rent.

Bullion River has also leased a storage facility in Sparks, Nevada for the diamond drill cores from its properties.  Bullion River has leased this storage until the end of 2005 and has paid the rent in full up to date.

In January and February 2004, Bullion River and its Subsidiaries were assigned an interest in various option agreements to acquire a 100% interest in an aggregate 337 unpatented mineral claims located in Nevada and 42 unpatented mineral claims in California.  See “Business of Bullion River” above and “Item 13.  Exhibits and Reports on Form 8-K” and the exhibits attached to the Form 8-K’s filed by Bullion River regarding the acquisition of the option agreements for more information.

In August 2004, Bullion River and its Subsidiaries staked an additional 22 mineral claims in California.  Also, in October 2004, Bullion and its Subsidiaries acquired an option on an additional 28 patented and 27 unpatented mineral claims in California. See “Business of Bullion River” above and “Exhibits” below and the exhibits attached to the Form 8-K’s filed by Bullion River regarding the acquisition of the option agreements for more information.
DESCRIPTION OF SECURITIES
Common Shares

Bullion River’s authorized capital stock consists of 200,000,000 shares of common stock with a par value $0.001 per share. The holders of Bullion River’s common stock:

•

have equal ratable rights to dividends from funds legally available if and when declared by Bullion River’s board of directors;

•

are entitled to share ratably in all of Bullion River’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Bullion River’s affairs;

•

do not have preemptive, subscription or conversion rights;

•

do not have any provisions for redemption, purchase for cancellation, surrender or sinking or purchase funds or rights; and

•

are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All common shares now issued and outstanding are, and all common shares unissued when offered and sold will be, duly authorized, validly issued, fully paid for, and non-assessable.

No shareholder approval is required for the issuance of Bullion River’s securities, including common shares, stock options and share purchase warrants.  To the extent that additional common shares are issued, the relative interest of then existing stockholders may be diluted.

Bullion River’s Certificate of Incorporation and By-laws and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of holders of Bullion River’s capital stock.  Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the applicable statutes of the State of Nevada and Bullion River’s By-laws.

Non-Cumulative Voting

Holders of common shares of Bullion River’s capital stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding common shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining common shares will not be able to elect any of Bullion River’s directors.

Cash Dividends

As of the date of this registration, Bullion River has not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of Bullion River’s board of directors and will depend upon Bullion River’s earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions.  It is Bullion River’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

Warrants

Currently there are 7,876,925 share purchase warrants outstanding.

First, there are 1,025,000 Class B1 warrants that will expire between April 15, 2007 and September 29, 2007.  Each Class B1 warrant entitles the warrant holder to acquire one common share of Bullion River at a price of $1.50.  If the warrant holder does not exercise the Class B1 share purchase warrant prior to its expiration, the Class B1 will expire and be of no value.  The expiration dates of of the Class B1 warrants are as follows:

850,000 Class B1Warrants - April 15, 2007

125,000 Class B1 Warrants - April 30, 2007

  50,000 Class B1 Warrants - July 20, 2007

Second, there are 6,851,925 Class B2 share purchase warrants that will expire between September 29, 2007 and May 5, 2008.  Each Class B2 share purchase warrant entitles the warrant holder to acquire one  common share of Bullion River at a price of $1.00.  If the warrant holder does not exercise the Class B2 warrant prior to its expiration, the Class B2 share purchase warrant will expire and be of no value.  The expiration dates of the Class B2 warrants are as follows:

1,093,335 Class B2Warrants - September 29, 2007

  299,000 Class B2 Warrants - November 16, 2007

  185,333 Class B2 Warrants - December 10, 2007

    63,467 Class B2 Warrants - December 16, 2007

  501,333 Class B2 Warrants - December 30, 2007

    25,000 Class B2 Warrants - January 5, 2008

   290,000 Class B2 Warrants - February 2, 2008

     50,000 Class B2 Warrants - February 16, 2008

   481,000 Class B2 Warrants - March 22, 2008

   155,280 Class B2 Warrants - April 14, 2008

1,804,273 Class B2 Warrants - April 29, 2008

1,437,236 Class B2 Warrants - May 2, 2008

   466,668 Class B2 Warrants - May 5, 2008

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions applicable to Bullion River or the Subsidiaries that may have the effect of delaying or preventing a change in control.  Also, management is not aware of any arrangement that may result in a change of control of Bullion River.

Reports

After Bullion River completes this offering, Bullion River will not be required to furnish you with an annual report.  Further, Bullion River will not voluntarily send you an annual report.  Bullion River is currently required to and will be required to file reports with the SEC under section 15(d) of the Securities Act.  The reports are filed electronically.  The reports Bullion River is required to file are Forms 10-KSB, 10-QSB, and 8-K.  You may read copies of any materials Bullion River files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports Bullion River files electronically.  The address for the Internet site is www.sec.gov.

Transfer Agent

Bullion River’s transfer agent for its common shares is Pacific Stock Transfer Company located at Suite 240, 500 East Warm Springs Road, Las Vegas, Nevada, 89119 and its telephone number is (702) 361-3033.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Transactions

No member of management, executive officer or stockholder has had any direct or indirect interest in any transaction to which Bullion River or any of its subsidiaries was a party with the exception of the following:

Assignment Agreements with Golden Spike Mining

On January 9, 2004, Antone Canyon Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 60 unpatented mineral claims.  Peter M. Kuhn is the president of both Bullion River and Antone Canyon Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining.  See “Business of Bullion River” on page 20 and Exhibit 10.1 - Assignment Agreement for more information.

On February 18, 2004, Corcoran Canyon Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 41 unpatented mineral claims.  Peter M. Kuhn is the president of both Bullion River and Corcoran Canyon Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining.  See “Business of Bullion River” on page 21 and Exhibit 10.2 - Assignment Agreement for more information.

On February 19, 2004, Cimarron Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 30 unpatented mineral claims.  Peter M. Kuhn is the president of both Bullion River and Cimarron Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining.  See “Business of Bullion River” on page 21 and Exhibit 10.3 - Assignment Agreement for more information.

On February 20, 2004, Thomas Creek Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 76 unpatented mineral claims.  Peter M. Kuhn is the president of both Bullion River and Thomas Creek Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining.  See “Business of Bullion River” on page 23 and Exhibit 10.4 - Assignment Agreement for more information.

On February 23, 2004, North Fork Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 42 unpatented mineral claims.  Peter M. Kuhn is the president of both Bullion River and North Fork Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining.  See “Business of Bullion River” on page 22 and Exhibit 10.5 - Assignment Agreement for more information.

Transactions with Promoters

Peter M. Kuhn is currently the only promoter of Bullion River.  Mr. Kuhn has not received anything of value from Bullion River or its subsidiaries nor is Mr. Kuhn entitled to receive anything of value from Bullion River or its subsidiaries for services provided as a promoter of Bullion River or its subsidiaries.
LEGAL PROCEEDINGS

Bullion River is not aware of any pending litigation or legal proceedings and none is contemplated or threatened.
EXPERTS

Bullion River’s financial statements for the period from December 31, 2004 to December 31, 2003 included in this registration have been audited by Hall & Company, Certified Public Accountants, Inc., 16140 Sand Canyon Avenue, Suite 100, Irvine, California, 92618, telephone (949) 910-4255 as set forth in their report included in this registration.

Conrad C. Lysiak, Attorney at Law of Spokane Washington has provided the legal opinion regarding the legality of the common shares being registered.

FINANCIAL STATEMENTS

Bullion River’s fiscal year end is December 31.  Bullion River will provide audited financial statements to its stockholders on an annual basis; an Independent Certified Public Accountant will audit the statements.

Bullion River’s audited financial statements for the fiscal years ending December 31, 2004 and December 31, 2003 and its unaudited financial statements for the quarterly period ending March 31, 2005 immediately follow:
Audited Financial Statements - December 31, 2004

BULLION RIVER GOLD CORP.

(an exploration stage company)

CONSOLIDATED FINANCIAL STATEMENTS

As at December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and for the period June 29, 2001 (date of inception) to December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF OPERATIONS

CONSOLIDATED STATEMENT OF CHANGES TO STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME

CONSOLIDATED STATEMENT OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16140 SAND CANYON AVE., SUITE 100

IRVINE, CALIFORNIA 92618

HALL&COMPANY Certified Public Accountants, Inc.              (949) 910-HALL (4255)

        TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES FAX                                   (949) 910-4256

Report of Independent Registered Public Accounting Firm

March 31, 2005

To the Board of Directors and Stockholders of

Bullion River Gold Corp

We have audited the accompanying consolidated balance sheets of Bullion River Gold Corp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended and for the period from June 29, 2001 (inception) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bullion River Gold Corp as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year then ended and for the period from June 29, 2001 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 HALL & COMPANY

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
As At December 31, 2004 and 2003

	2004	2003

ASSETS

Current Assets

Cash	$ 273,331	$ 152,926
Prepaids	89,267	83
	362,598	153,009

Fixed assets, net of $13,050 accumulated depreciation	96,565	-

TOTAL ASSETS	$ 459,163	$ 153,009

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable and accruals	$ 524,062	$ 8,144
Advance payable	100,000	15,428
Note payable	-	200,000

TOTAL LIABILITIES	624,062	223,572

Commitments and Contingencies

STOCKHOLDERS' DEFICIT

Share Capital
Authorized
200,000,000 common shares, $0.001 par value
Issued and outstanding
28,444,004 and 10,000,000 common shares	28,444	10,000
Additional paid in capital	2,918,591	65,000
Deficit accumulated during the exploration stage	(3,110,748)	(145,563)
Foreign currency translation adjustment	(1,186)	-

TOTAL STOCKHOLDERS' DEFICIT	(164,899)	(70,563)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 459,163	$ 153,009

The accompanying notes are an integral part of these financial statements

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Years		From Inception,
	Ended December 31,		June 29, 2001 to
	2004	2003	December 31, 2004

Revenue	$ -	$ -	$ -

Expenses

Administrative	181,408	25,000	206,408
Consulting	190,416	40,725	248,391
Depreciation	13,050	-	13,050
Exploration	1,874,409	-	1,874,409
Filing Fees	30,365	2,209	32,939
Insurance	26,910	-	26,910
Interest and Bank Charges	5,349	523	6,128
Investor Relations and Promotion	222,389	-	222,389
Office	45,863	2,072	48,310
Organizational Costs	-	-	1,000
Professional	184,691	34,392	244,185
Rent	19,605	-	19,605
Salaries and Wages	59,192	12,500	71,692
Travel	112,372	2,674	115,046
Extinguishment of Debt	(6,839)	(18,880)	(25,719)

Total Operating Expenses	2,959,180	101,215	3,104,743

Other Items
Income Tax Refund	833	-	833
Interest Expense	(6,838)	-	(6,838)

NET LOSS/COMPREHENSIVE
LOSS FOR THE YEAR	$ (2,965,185)	$ (101,215)	$ (3,110,748)

BASIC AND DILUTED	$ (0.11)	$ (0.01)
LOSS PER SHARE

WEIGHTED AVERAGE	26,188,158	24,273,393
SHARES OUTSTANDING

The accompanying notes are an integral part of these financial statements

BULLION RIVER GOLD CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT AND COMPREHENSIVE LOSS
For The Years Ended December 31, 2004, 2003, 2002 and The Period From Inception June 29, 2001 to December 31, 2001

				Deficit
				Accumulated	Accumulated
	Common Stock Issued		Additional	During the	Other
	Number of		Paid in	Development	Comprehensive
	Shares	Amount	Capital	Stage	Income	Total
Balance, June 29, 2001	-	$ -	$ -	$ -	$ -	$ -
Issuance of common shares
for cash, August 8, 2001	1,000,000	$ 1,000	$ -	$ -	$ -	$ 1,000
Issuance of common shares
for cash, December 6, 2001	1,400,000	1,400	12,600	-	-	14,000
Net loss, for the six month period
ended, December 31, 2001	-	-	-	(1,000)	-	(1,000)
Balance, December 31, 2001	2,400,000	2,400	12,600	(1,000)	-	14,000
Issuance of common shares for cash,
November 26 to December 16, 2002	208,500	208	20,642	-	-	20,850
Net loss, for the year ended, December 31, 2002	-	-	-	(43,348)	-	(43,348)
Balance, December 31, 2002	2,608,500	2,608	33,242	(44,348)	-	(8,498)
Issuance of common shares
for cash, January 7, 2003	95,000	95	9,405	-	-	9,500
Issuance of common shares
for cash, January 9, 2003	80,000	80	7,920	-	-	8,000
Issuance of common shares
for cash, February 7, 2003	110,000	110	10,890	-	-	11,000
Issuance of common shares
for cash, February 18, 2003	106,500	107	10,543	-	-	10,650
Commons shares cancelled,
December 2, 2003	(2,000,000)	(2,000)	2,000	-	-	-
Issuance of nine for one common
stock dividend, December 9, 2003	9,000,000	9,000	(9,000)	-	-	-
Net loss, for the year ended, December 31, 2003	-	-	-	(101,215)	-	(101,215)
Balance, December 31, 2003	10,000,000	10,000	65,000	(145,563)	-	(70,563)
Issuance of one and one half for one common
stock dividend, January 13, 2004	15,000,003	15,000	(15,000)	-	-	-
Issuance of common shares for
finders fee, March 18, 2004	25,000	25	28,725	-	-	28,750
Issuance of common shares for
consulting fees, March 18, 2004	30,000	30	34,470	-	-	34,500
Issuance of common shares for property
option payment, March 18, 2004	30,000	30	34,470	-	-	34,500
Issuance of 850,000 units for cash,
Reg S, April 15, 2004	850,000	850	849,150	-	-	850,000
Issuance of 125,000 units for cash,
Reg S, April 30, 2004	125,000	125	124,875	-	-	125,000
Issuance of common shares for
consulting fees, June 1, 2004	30,000	30	30,870	-	-	30,900
Issuance of 50,000 units for cash,
Reg S, July 20, 2004	50,000	50	49,950	-	-	50,000
Issuance of 200,000 units for debt,
Reg S, September 16, 2004	200,000	200	199,800	-	-	200,000
Issuance of 93,334 units for debt,
Reg S, September 21, 2004	93,334	94	69,906	-	-	70,000
Issuance of 200,000 units for cash,
Reg S, September 22, 2004	200,000	200	149,800	-	-	150,000
Issuance of 800,001 units for cash,
Reg S, September 29, 2004	800,001	800	599,200	-	-	600,000
Issuance of 299,000 units for cash,						-
Reg S, November 16, 2004	299,000	299	223,951	-	-	224,250
Issuance of 183,333 units for cash,						-
Reg D, December 9, 2004	183,333	183	135,817	-	-	136,000
Issuance of 2,000 shares for finders fees,
Reg D, December 9, 2004	2,000	2	1,498	-	-	1,500
Issuance of 501,333 units for cash,						-
Rule 144, December 21, 2004	501,333	501	317,384	-	-	317,885
Issuance of 25,000 units for cash,						-
Reg S, December 22, 2004	25,000	25	18,725	-	-	18,750
Net loss, for the year ended, December 31, 2004	-	-	-	(2,965,185)	-	(2,965,185)
Foreign currency translation adjustments	-	-	-	-	(1,186)	(1,186)
	28,444,004	$ 28,444	$ 2,918,591	$ (3,110,748)	$ (1,186)	$ (164,899)

The accompanying notes are an integral part of these financial statements

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			From Inception,
	For The Years Ended December 31,		June 29, 2001 to
	2004	2003	December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the period	$ (2,965,185)	$ (101,215)	$ (3,110,748)

Adjustment to reconcile net loss to net cash used
in operating activities:
Depreciation	13,050	-	13,050
Gain on extinguishment of debt	(6,839)	(18,880)	(25,719)
Common stock issued for services and related expenses	128,650	-	128,650

Changes in operating assets and liabilities:
Increase in prepaids	(89,184)	(83)	(89,267)
Increase (Decrease) in accounts payable and accruals	522,757	(1,907)	530,901

NET CASH USED IN OPERATING ACTIVITIES	(2,396,751)	(122,085)	(2,553,133)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of fixed assets	(109,615)	-	(109,615)

NET CASH USED IN INVESTING ACTIVITIES	(109,615)	-	(109,615)

CASH FLOWS FROM FINANCING ACTIVITIES

Common shares issued for cash	2,473,385	39,150	2,548,385
Advance payable	84,572	34,308	118,880
Note payable	70,000	200,000	270,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,627,957	273,458	2,937,265

Effect of exchange rate changes on cash	(1,186)	-	(1,186)

INCREASE IN CASH	120,405	151,373	273,331

CASH, BEGINNING OF YEAR	152,926	1,553

CASH, END OF YEAR	$ 273,331	$ 152,926

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest	$ -	$ -

Non-cash financing activities:
Issuance of shares:
For finders fees	$ 28,750	$ -
For consulting services	$ 65,400	$ -
For exploration option payment	$ 34,500	$ -
For notes payable	$ 270,000	$ -

The accompanying notes are an integral part of these financial statements

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

NATURE OF OPERATIONS

The Bullion River Gold Corp. (the "Company") was incorporated on June 29, 2001, under the laws of the State of Nevada, as Dynasty International Corporation. On December 1, 2003, all of the directors and officers of the Company resigned and a new director and officer was appointed. On December 9, 2003, the Company changed its name to Bullion River Gold Corp. The Company's principal executive offices are in Reno, Nevada.

On December 9, 2003, the Company acquired all of the issued and outstanding shares of each of the following corporations: Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp. and Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.). All five of these subsidiaries were incorporated in the State of Nevada on December 9, 2003. On September 30, 2004 the Company acquired all of the issued and outstanding shares of French Gulch (Nevada) Mining Corporaton, which was incorporated in the State of Nevada on September 30, 2004.

On December 9, 2003, the Company changed its business direction from retail water quality testing and treatment products and systems to gold and silver exploration.

EXPLORATION STAGE ACTIVITIES

The Company has not commenced significant operations and, in accordance with SFAS No. 7, the Company was considered a development stage company until it changed business direction in December 2003 and became an exploration company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the balance sheet and statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At December 31, 2004 and 2003, the Company had no cash equivalents.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash. At December 31, 2004 and 2003, the Company's cash is held in U.S. bank accounts, accounts with a Canadian Chartered bank and in an attorney’s trust account. All of the banks and the attorney have deposit insurance thus limiting the amount of credit exposure.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values reflected in the consolidated balance sheets for cash, accounts payable and accruals, advances payable and the note payable approximate their fair values because of the short term nature of these instruments.

REVENUE RECOGNITION

Gold and silver sales will be recognized when title passes to the purchaser and delivery occurs.

INCOME TAXES

Income tax expense is based on pre-tax financial accounting income. The Company will recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and the laws that are expected to be in effect when the differences are expected to be recovered. The Company will provide a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

Basic loss per share includes no dilution and is computed by dividing net loss by the weighted average number of outstanding common shares during the year. Diluted earnings per share reflect the potential dilution of securities that would occur if securities or other contracts (such as stock options and warrants) to issue common stock were exercised or converted into common stock. At December 31, 2004 and 2003 the Company had no options outstanding. At December 31, 2004, the Company had 3,327,001 warrants outstanding and at December 31, 2003 the Company had no warrants outstanding.

SEGMENT REPORTING

The Company is centrally managed and operates in one business segment, the mining business, in one country (geographical segment) in the United States of America.

RESEARCH EXPENDITURES

Research expenditures are expensed in the year incurred.

STOCK-BASED COMPENSATION

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of SFAS No. 123”. This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about methods of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.

Compensation cost, if any, is recorded in stockholders’ deficit as additional paid-in capital with an offsetting entry recorded to deferred stock-based compensation. Deferred stock-based compensation, if any, is amortized and charged to expense based on the vesting terms of the underlying options. At December 31, 2004 and 2003, the Company had not entered into any stock-based compensation arrangements and no stock-based compensation was recognized.

LEASES

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Company from the leasing company, are charged to the statement of operations and comprehensive loss on a straight-line basis over the period.

PRODUCT DEVELOPMENT

The Company expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated maintenance of the existing web site.

FIXED ASSETS

Office furniture, equipment, computer hardware, and computer software are stated at cost. Depreciation is computed over the estimated useful life of the depreciable assets using the straight-line method. The useful life for the fixed assets is estimated as follows with no salvage value:

Furniture                                      5 years

Equipment                                   2 and 4 years

Computer Hardware                   3 years

Computer Software            2 years

The fixed assets are reviewed each year to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable. Such review is performed based on estimated undiscounted cash flows compared with the carrying value of the assets. If the future cash flows (undiscounted and without interest charges) are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

COMPREHENSIVE INCOME

Comprehensive income reflects changes in equity that result from transactions and economic events from non-owner sources. Comprehensive income for the current period represents foreign currency translation items associated with the Company’s accounts payable.

MINERAL PROPERTY OPTION PAYMENTS AND EXPLORATION COSTS

The Company will expense all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves.

RECLAMATION AND ABANDONMENT COSTS

The Company follows the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement establishes a uniform methodology for accounting for estimated reclamation and abandonment costs whereby reclamation and closure costs including site rehabilitation will be recorded at the estimated present value of reclamation liabilities and will increase the carrying amount of the related asset. These reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and revisions to either the timing or the amount of the original present value estimate. The Company is still in the exploration stage and thus SFAS 143 does not effect the Company’s present operations or financial position.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributed to such assets. No impairment of long-lived assets was recognized for the years ended December 31, 2004 and 2003.

EXTINGUISHMENT OF DEBT

At December 31, 2004 and 2003 the Company recorded extinguishment of debt of $6,839 and $18,880, as a credit to recurring operations because the transaction was not considered to be unusual or infrequent.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revised Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities. FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation polices to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conduced through variable interest entities. As of December 31, 2004, the Company is not a party to any variable interest entity. The adoption of FIN No. 46 or FIN 46R did not have a material effect on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial condition or results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” in an effort to unite the United States accounting standards for inventories with International Accounting Standards leading to consistent application of certain accounting requirements. SFAS 151 addresses accounting for abnormal amounts of freight, handling costs, idle facility expense and spoilage (wasted material) and requires that these costs be recognized as current period expenses. Previously, these costs had to be categorized as “so abnormal as to require treatment as current period charges.” In addition, allocation of fixed production overheads to the costs of conversion must be based on the normal capacity of the production facilities. SFAS 151 will be effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to impact the Company’s operating results, financial position or cash flows.

In December 2004, the FASB issued SFAS 153 “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29.” This statement requires that non-monetary exchanges must be recorded at fair value and the appropriate gain or loss must be recognized so long as the fair value is determinable and the transaction has commercial substance. According to this statement, companies can no longer use the “similar productive assets” concept to account for non-monetary exchanges at book value with no gain or loss being recognized. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to impact the Company’s operating results, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS 123R revises SFAS 123, “Accounting for Stock-Based Compensation”, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS 123R are effective for financial statements for fiscal periods ending after June 15, 2005. The adoption of this statement is not expected to impact the Company’s operating results, financial position or cash flows.

A committee of the Emerging Issues Task Force (“EITF”) discussed the accounting for deferred stripping costs but did not reach a consensus in 2004. The Task Force considered the recommendation that stripping costs incurred during production are a mine development cost that should be capitalized as an investment in the mine and attributed to the proven and probable reserves benefited in a systematic and rational manner. However, the Task Force directed the FASB staff to develop additional guidance about what constitutes a systematic and rational manner of attributing the capitalized costs to proven and probable reserves benefited. The Company cannot predict whether the deliberations of the EITF will ultimately modify or otherwise result in new accounting standards or interpretations thereof that differ from the Company’s current practices.

NOTE 3 - NOTES PAYABLE

At December 31, 2004 and 2003, the Company had a note payable in the amount of $Nil and $200,000. The note dated December 19, 2003, was interest free for 90 days, bore interest at 1% per month after 90 days, was unsecured and payable on demand. During the year ended December 31, 2004, the note was converted into 200,000 common shares of the Company at $1 per share and all accrued interest was forgiven on the date of the conversion. (Note 4)

During the year ended December 31, 2004, the Company issued a note payable in the amount of $70,000. During the year the Company converted this note payable into common stock of the Company at $0.75 per share. (Note 4)

The Company received an advance of $100,000 on December 15, 2004, this advance bears no interest, is unsecured and was payable within five business days.

NOTE 4 - COMMON STOCK

On August 8, 2001, the Company sold 1,000,000 shares of its common stock at $0.001 per share for $1,000.

On December 6, 2001, the Company sold 1,400,000 shares of its common stock at $0.01 per share for $14,000.

Between November 26 and December 16, 2002, the Company sold 208,500 shares of its common stock at $0.10 per share for $20,850.

Between January 7 and February 18, 2003, the Company sold 391,500 shares of its common stock at $0.10 per share for $39,150.

On December 2, 2003, the Company cancelled 2,000,000 common shares.

On December 9, 2003, the Company’s directors approved a nine share for every one share, stock dividend.

On December 9, 2003, the Company's directors approved an increase in its authorized share capital from 10,000,000 to 200,000,000 common shares with par value of $0.001 per share.

On January 13, 2004, the Company’s directors declared a one and one half share for every one share, stock dividend.

On February 6, 2004, the Company approved an offering for two million units at a price of $1.00 per unit to qualified subscribers. Each unit consists of one restricted common share and one restricted share purchase warrant. Each restricted warrant enables the qualified subscriber to purchase one additional restricted common share at a price of $1.50 for a period of two years. On November 17, 2004, the term for exercising all warrants issued under the February 6, 2004 offering was extended from two to three years.

On March 18, 2004, the Company issued 30,000 restricted common shares to their Vice-President, Exploration as part of its commitment under the Consulting Agreement. Upon issuance of these shares the Company recorded a consulting expense of $34,500 or $1.15 per share, which was the market value of the shares on the date of issuance. (Note 8)

On March 18, 2004, the Company issued 30,000 restricted common shares as part of its commitment under the Thomas Creek Option Agreement. Upon issuance of these shares the Company recorded exploration expense of $34,500 or $1.15 per share, which was the market value of the shares on the date of issuance. (Note 6)

On March 18, 2004, the Company issued 25,000 restricted common shares to their Vice-President, Exploration as a finder’s fee for locating the Painted Hills property. Upon issuance of these shares the Company recorded a consulting expense of $28,750 or $1.15 per share, which was the market value of the shares on the date of issuance. (Notes 6 and 8)

On April 15, 2004, the Company issued 850,000 units at a $1.00 per unit under Reg S for $850,000 cash as part of the February 6, 2004 offering for two million units.

On April 30, 2004, the Company issued 125,000 units at a $1.00 per unit under Reg S for $125,000 cash as part of the February 6, 2004 offering for two million units.

On July 20, 2004, the Company issued 30,000 common shares to their Vice-President of Engineering as part of its commitment under the Consulting Agreement. Upon issuance of these shares the Company recorded a consulting expense of $30,900 or $1.03 per share, which was the market value of the shares on the date of issuance. (Note 8)

On July 20, 2004, the Company issued 50,000 units at a $1.00 per unit under Reg S for $50,000 cash as part of the February 6, 2004 two million unit offering.

On September 8, 2004, the Company authorized an offering of five million units at $0.75 per unit. Each unit consists of one restricted common share and one restricted share purchase warrant. Each restricted warrant enables the qualified subscriber to purchase one additional restricted common share at a price of $1.00 for a period of two years. On November 17, 2004, the term for exercising all warrants issued under the September 8, 2004 offering was extended from two to three years.

On September 29, 2004, the Company issued 200,000 units at $1.00 per unit under Reg S as payment in full of a $200,000 note payable as part of the February 6, 2004 offering for two million units. (Note 3)

On September 29, 2004, the Company issued 93,334 units at $0.75 per unit under Reg S as payment in full of a $70,000 note payable as part of the September 8, 2004 offering for five million units. (Note 3)

On September 29, 2004, the Company issued 1,000,001 units at $0.75 per unit under Reg S for $750,000 cash as part of the September 8, 2004 offering for five million units.

On November 16, 2004, the Company issued 299,000 units at $0.75 per unit under Reg S for $244,250 cash as part of the September 8, 2004 offering for five million units.

On December 10, 2004, the Company issued 183,333 units at $0.75 per unit under Reg D for $137,500 cash as part of the September 8, 2004 offering for five million units. An additional 2,000 units were issued under Reg D at a deemed fair value of $1,500 as a finders fee in respect of the 183,333 unit sale.

On December 22, 2004, the Company issued 25,000 units at $0.75 per unit under Reg S for $18,750 cash as part of the September 8, 2004 offering for five million units.

On December 29, 2004, the Company issued 501,333 units at $0.75 per unit under Reg S for $376,000 cash as part of the September 8, 2004 offering for five million units. The Company incurred $58,115 in share issue costs and is committed to issuing 50,133 three year share purchase warrants at a exercise price similar to those of the investor, to the agent, in respect of the sale of these units.

NOTE 5 - WARRANTS

At December 31, 2004 the Company had the following warrants outstanding:

Date	# Warrants	Exercise price	Expiry Date

15-Apr-04	850,000	$ 1.50	15-Apr-07
30-Apr-04	125,000	$ 1.50	30-Apr-07
20-Jul-04	50,000	$ 1.50	20-Jul-07
29-Sep-04	200,000	$ 1.00	29-Sep-07
29-Sep-04	1,093,335	$ 1.00	29-Sep-07
16-Nov-04	299,000	$ 1.00	16-Nov-07
10-Dec-04	185,333	$ 1.00	10-Dec-07
22-Dec-04	25,000	$ 1.00	05-Jan-08
29-Dec-04	501,333	$ 1.00	29-Dec-07

	3,329,001

NOTE 6 - MINERAL PROPERTIES

Antone Canyon Mining Corp.

On January 9, 2004, Bullion's wholly owned subsidiary Antone Canyon Mining Corp. ("Antone") was assigned an option to acquire a 100% undivided interest in 60 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $146,142.

At January 9, 2004, all required payments under the option agreement, dated December 12, 2002, had been made and the owner of the mineral claims consented to the assignment of the option agreement to Antone. The required payments were; $20,000 in options payments on each of December 12, 2002 and 2003 and expenditures on the property in excess of $90,000.

The option agreement is for a term of ten years and expires on December 11, 2012. In order to maintain the option in good standing, Antone is required to pay the owner annual payments of $40,000 on or before December 12, commencing December 12, 2004, until the option expires or until Antone exercises the option in accordance with one of the following three exercise options, which are; payment to the owner of (1) $4,000,000, (2) $400,000 plus a 3% net smelter royalty ("NSR") granted to the owner, or (3) $2,500,000 plus a 1% NSR granted to the owner.

At December 31, 2004 and 2003, the Company had made all payments and complied with all of the terms of the option agreement. At December 31, 2004 and 2003, the Company had spent $293,827 and $nil on exploration, including option payments, BLM and County fees, on the Antone property.

Corcoran Canyon Mining Corp.

On February 18, 2004, Bullion's wholly owned subsidiary Corcoran Canyon Mining Corp. ("Corcoran") was assigned an option to acquire a 100% undivided interest in 41 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $43,596. In addition, a company controlled by the president of Bullion has agreed to transfer all of its right, title and interest in 89 contiguous, recently staked, unpatented mineral claims to Corcoran.

At February 16, 2004, the owner of the mineral claims consented to the assignment of the option agreement to Corcoran and all required payments under the original option agreement, dated February 28, 2003, have been made. The required payments under the option agreement were; $2,000 paid to the owner on execution of the agreement, reimbursement of claim and lease maintenance fees to the owner of $4,454 and expenditures on the property in excess of $50,000.

The original option agreement is for a term of three years and expires on February 28, 2006. In order to maintain the option in good standing Corcoran is required to spend; a minimum of $50,000 on exploration and development on or before each of February 28, 2005 and 2006, Corcoran must pay all annual claim and lease maintenance fees as required to keep the property in good standing and Corcoran must have a comprehensive general commercial liability insurance policy in place having limits of not less than $1 million per occurrence.

The option agreement allows Corcoran to perform limited testing on the property. Corcoran cannot commence mining activities on the property until the option has been exercised. Corcoran can exercise the option and acquire a 100% interest in the property by; paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 2% NSR on the mineral claims. Corcoran can repurchase half of the 2% NSR by paying $1 million to the owner at any time after the granting of the 2% NSR.

At December 31, 2004 and 2003, the Company had made all payments and complied with all of the terms of the option agreement. At December 31, 2004 and 2003, the Company had spent $105,479 and $nil on exploration, including option payments, BLM and county fees and insurance, on the Corcoran property.

Cimarron Mining Corp.

On February 19, 2004, Bullion's wholly owned subsidiary Cimarron Mining Corp. ("Cimarron") was assigned an option to acquire a 100% undivided interest in 24 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $13,468.

At February 16, 2004, all required payments under the original option agreement, dated August 22, 2003, had been made and the owner of the mineral claims consented to the assignment of the option agreement to Cimarron. The required payments were; $2,000 on execution of the agreement and reimbursement of claim and lease maintenance fees to the owner of $3,259.

The original option agreement is for a term of three years and expires on August 22, 2006. In order to maintain the option in good standing Cimarron is required to; spend a minimum of $50,000 on exploration and development annually on or before each of August 22, 2004, 2005 and 2006, Cimarron must pay all annual claim and lease maintenance fees as required to keep the property in good standing and Cimarron must have a comprehensive general commercial liability insurance policy in place having limits of not less than $1 million per occurrence.

The option agreement allows Cimarron to perform limited testing on the property. Cimarron cannot commence mining activities on the property until the option has been exercised. Cimarron can exercise the option and acquire a 100% interest in the property by; paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 1% NSR on the mineral claims. Cimarron can repurchase half of the 1% NSR by paying $500,000 to the owner at any time after the granting of the 1% NSR.

As part of the purchase price the owner has assigned his option on 6 additional claims located in Nye County in the State of Nevada to Cimarron. This additional option expired on June 1, 2004.

At December 31, 2004 and 2003, the Company had spent $31,328 and $nil on exploration including option payments, BLM and country fees and insurance on the Cimarron property. As a result, the Company was not in compliance with its requirement to spend a minimum of $50,000 on exploration by August 22, 2004.

Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.)

On February 20, 2004, Bullion's wholly owned subsidiary Thomas Creek Mining Corp. ("Thomas Creek") was assigned an option to acquire a 100% undivided right, title and interest in 76 unpatented mineral claims located in Eureka County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $53,740.

On February 12, 2004 the owner of all of the mineral claims consented to the assignment of the option agreement to Thomas Creek. On February 20, 2004 all required payments under the original option agreement dated December 20, 2002, had been made. The required payments were; $15,000 and issuance of 20,000 shares on execution of the agreement and $17,500 and issuance of 30,000 common shares of the Company upon the assignment of the option agreement. (Note 4)

At December 31, 2004 and 2003 the Company had spent $273,648 and $nil on exploration, including option payments and BLM and county fees on the Thomas Creek property.

During the year ended December 31, 2004 the Company terminated their option on the Thomas Creek property and on September 28, 2004 the Company changed its name from Thomas Creek Mining Corp. to Wenban Spring Mining Corp.

During the year ended December 31, 2004, Bullion River acquired a 100% interest in the Wenban property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada.

At December 31, 2004, the Company had spent $114,964 on exploration, including BLM and country fees, on the Wenban Spring property.

North Fork Mining Corp.

On February 23, 2004, Bullion's wholly owned subsidiary North Fork Mining Corp. ("North Fork") was assigned three options to acquire a 100% undivided right, title and interest in an aggregate 42 unpatented mineral claims located in Sierra County in the State of California. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $129,115.

As additional consideration for the assignment of the option agreements, North Fork granted to a company controlled by the president, a net smelter royalty of 1.5% on the 42 unpatented mineral claims. On February 18, 2004, all required payments under the original option agreements dated July 1, 2002, July 3, 2002 and March 3, 2003 had been made and the owners of the mineral claims consented to the assignment of the option agreements to North Fork. The required payments under the July 1 and July 3, 2002 option agreements were; $10,000 per agreement on the original signing dates of July 1 and 3, 2002 and $150 per month for each agreement for the year ending July 3, 2003 and $250 per month for each agreement for the period ended February 23, 2004. The March 3, 2003 agreement required $10,000 to be paid upon signing of a final agreement.

The original option agreements dated July 1 and 3, 2002, are for terms of 5 years. To keep these option agreements in good standing North Fork is required to make minimum royalty payments, per agreement, of $250 per month until July 3, 2004, $500 per month until July 3, 2005, $1,000 per month until July 3, 2006, the greater of $5,000 per month or a 5% NSR until July 3, 2007. North Fork is also required to make all maintenance and lease payments to keep the mineral claims in good standing during the term of the option agreements. At the end of the five year term, after all of the royalty payments have been made, North Fork will have acquired a 100% undivided right, title and interest in 35 unpatented mineral claims subject to a 5% net smelter royalty payable, until a maximum of $750,000 in royalty payments have been made under each agreement.

The March 3, 2003 option agreement for 7 unpatented claims has no term. North Fork can acquire an undivided 100% interest in these claims by paying $10,000 once North Fork has successfully completed its stage 1 drilling and exploration program and decides to continue with exploration and by paying the owner $70,000 once North Fork has successfully completed its stage 2 drilling and exploration program and decides to continue with exploration.

At December 31, 2004 and 2003, the Company had made all payments and complied with all of the terms of the option agreements. At December 31, 2004 and 2003, the Company had spent $612,063 and $nil on exploration, including option payments, BLM and county fees, on the North Fork property.

Painted Hills Claims

During the year the Company acquired a 100% interest in 41 unpatented mineral claims in the Painted Hills district in Humboldt County, Nevada. On March 18, 2004, the Company issued 25,000 restricted common shares at market value of $28,750 to their Vice-President, Exploration as a finder’s fee for locating and assisting the Company in staking the property. (Notes 4 and 8)

At December 31, 2004, the Company had spent $18,782 on exploration, including BLM and country fees, on the Painted Hills claims.

French Gulch (Nevada) Mining Corp.

On June 23, 2004, the Company entered into a letter agreement whereby they proposed to acquire a 100% interest in the Washington Niagara Mining Partnership (the "partnership") by acquiring all of the outstanding partnership units for an aggregate purchase price of $1,500,000. The property is located in Shasta County in California and consists of 28 patented and 27 unpatented lode mining claims ("the Washington Niagara Property").

During the year the Company paid a non-refundable deposit of $10,000, which allowed them to perform due diligence and a comprehensive feasibility audit on the property until September 30, 2004. On October 6, 2004 the Company entered into a formal exploration agreement, with option to purchase, whereby their exclusive right to explore the Washington Niagara Property was extended to September 30, 2005. Under the terms of this agreement, the Company is required to pay $15,000 in outstanding county taxes, option payments of $50,000 on each of June 1 and August 1, 2005, to pay all State and Federal claim and maintenance fees and to carry liability insurance of $1 million. The option to purchase can be exercised at any time up to October 1, 2005. If French Gulch exercises its option, it is required to make bimonthly option payments of $50,000 until production commences. Once production commences French Gulch will be required to make bimonthly payments of $175,000. Ownership of the Property will transfer to French Gulch once the aggregate amount of option payments made total $1,500,000.

French Gulch has rights to explore in accordance with practices customary in the industry but not to mine the Property until the option is exercised. Upon exercise of the option French Gulch will have all rights incident to ownership of real property allowed by law, including the right to develop and mine the property.

On August 17, 2004, French Gulch (Nevada) Mining Corp. "French Gulch" staked an additional 21 mineral claims in the French Gulch district in Shasta County, California at a cost of $12,900.

At December 31, 2004, the Company had made all payments and complied with all of the terms of the option agreement.

At December 31, 2004, the Company had spent $432,138 on exploration, including option payments and BLM and county fees, on the French Gulch property.

NOTE 7 - COMMITMENTS

Mineral Property Option Payments

The Company is committed to making the following mineral property work commitments or option payments under assumption of the option agreements on or before December 31:

Property	2005	2006	2007	2008	2009	2010	2011
Antone Canyon	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000
Corcoran Canyon	44,571	50,000	-	-	-	-	-
Cimarron	87,399	50,000	-	-	-	-	-
North Fork	18,000	72,000	60,000	-	-	-	-
French Gulch	100,000

Total	$289,970	$212,000	$100,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000

Lease Commitments

On January 9, 2004, the Company entered into an office premises lease agreement for a one-year term commencing February 15, 2004. Payments under this agreement are $1,800 per month. On November 18, 2004 this lease was renewed for a one-year term expiring on February 28, 2006, at a rate of $1,848 per month.

On November 18, 2004, the Company entered into a lease agreement for additional office space for a fourteen-month term commencing January 1, 2005. Payments under this agreement are $2,404 per month.

On October 15, 2004 the Company entered into a rental agreement for office space whereby the Company is committed to pay $975 per month until April 30, 2005.

On November 22, 2004 the Company entered into an equipment lease agreement whereby the Company is committed to pay lease payments of $4,827 per month for five months commencing November 22, 2004.

On December 9, 2004 the Company entered into an equipment rental agreement whereby the Company is committed to pay rental payments of $1,350 per month for three months commencing December 9, 2004.

Consulting Commitment

On March 1, 2004, the Company entered into a business consulting agreement whereby the Company has agreed to pay $5,000 per month for business consulting services until March 1, 2005.

NOTE 8 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, the Company paid $15,000 in wages, $27,239 in consulting fees and reimbursed $3,557 in moving costs to the President of the Company. During the year ended December 31, 2003 the Company paid $12,500 in salary to the President of the Company.

During the year ended December 31, 2004, the Company paid $46,250 and $2,500 in consulting fees to companies sharing a common director with the Company. At December 31, 2003, no consulting fees were paid to companies sharing a common director with the Company.

During the year ended December 31, 2004 the Company paid $150,460 in salary, consulting fees or finders fees and reimbursed $5,203 in moving costs, which includes the issuance of 30,000 common shares for consulting fees and 25,000 common shares as a finder’s fee for staking the Painted Hills Claims, to the Vice-President, Exploration. (Notes 4 and 5) During the year ended December 31, 2003, the Company paid or had payable $6,000 in consulting fees, to the Vice-President, Exploration.

During the year ended December 31, 2004 the Company paid $110,967 in salary, consulting fees or finders fees, which includes the issuance of 30,000 common shares and reimbursed of $4,000 in moving costs to the Vice-President of Engineering. (Note 4)

NOTE 9 - INCOME TAXES

As of December 31, 2004 and 2003, deferred tax assets consist of the following:

	2004	2003
Federal loss carryforwards	$1,275,000	$103,000

State loss carryforwards	-	-

Less: Valuation allowance	(1,275,000)	(103,000)

	$-	$-

At December 31, 2004 and 2003, the Company had a net operating loss carryforward (“NOL”) of approximately $1,422,000 and $147,000 for federal tax purposes.

At December 31, 2004 and 2003 the Company had a deferred tax asset of approximately $1,275,000 and $103,000 that primarily relate to net operating losses. A 100% valuation allowance has been established, as management believes it is more likely than not that the deferred tax assets will not be realized.

The federal NOL’s expire through December 31, 2024.

The Company’s valuation allowance increased during 2004 and 2003 by approximately $1,173,000 and $60,000.

NOL’s incurred prior to December 1, 2003 are subject to an annual limitation due to the ownership change (as defined under Section 382 of the Internal Revenue Code of 1986) which resulted in a change in business direction. Unused annual limitations may be carried over to future years until the net operating losses expire. Utilization of net operating losses may also be limited in any one year by alternative minimum tax rules.

NOTE 10 - GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred significant operating losses since inception, and as of December 31, 2004, the Company has limited financial resources to support it until such time that it is able to generate positive cash flow from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to locate a profitable mineral property, generate revenues from its planned business operations, and control exploration costs. Based upon current plans, the Company expects to incur operating losses in future periods. There is no assurance that the Company will be able to generate revenues in the future. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

During the year the Company has been focusing on implementing its business plan, which includes mineral exploration in the Great Basin in the Western United States and California, seeking projects containing or which have the potential to contain high grades of mineralization and large tonnage. While effectuating its business plan the Company has accumulated a deficit of $3,110,748 and additional financing will be required by the Company to fund its exploration programs and to support operations. Management plans to fund its future operations through commencing commercial production, private loans and the private placements of funds. Management plans to mitigate its losses by abandoning projects that do not meet management’s specification for mineralization or do not have large tonnage potential. However, there is no assurance that the Company will be  able to obtain additional financing from investors or private lenders. There is no assurance that they will be able to find projects meeting their specifications for mineralization or that the projects will have large tonnage potential. There is no assurance that the Company will commence commercial production should they find projects meeting their specification. The financial statements do not include any adjustments that might result from the outcome of those uncertainties.

NOTE 11- SUBSEQUENT EVENTS

On February 2, 2005, the Company issued 340,000 units at $0.75 per unit under Reg S for $255,000 cash as part of the September 8, 2004 offering for five million units.

On February 28, 2005, the September 8, 2004, offering for five million units was increased to seven million units.

During March 2005, an additional 4,295,0000 units at $0.75 were issued or subscribed  under Reg’s S and D for $3,221,000 cash as part of the September 8, 2004 offering for seven million units.

During March of 2005, the Company paid $42,000 for services rendered to a company controlled by the Company’s President.

BULLION RIVER GOLD CORP.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

As at March 31, 2005 and December 31, 2004

and for the three month periods ended March 31, 2005 and 2004 and for the period June 29, 2001 (date of inception) to March 31, 2005

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	March 31,	December 31,
	2005	2004

ASSETS

Current Assets

Cash	$ 1,887,684	$ 273,331
Refund receivable	5,400	-
Prepaids	99,313	89,267
	1,992,397	362,598

Fixed assets, net of $24,570 and $13,050
accumulated depreciation	140,512	96,565

TOTAL ASSETS	$ 2,132,909	$ 459,163

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable and accruals	$ 551,476	$ 524,062
Advance payable	-	100,000
Loans payable	500,000	-

TOTAL LIABILITIES	1,051,476	624,062

Commitments and Contingencies

STOCKHOLDERS' EQUITY (DEFICIT)

Share Capital
Authorized
200,000,000 common shares, $0.001 par value
Issued, outstanding and subscribed
32,655,603 and 28,444,004 common shares	32,656	28,444
Additional paid in capital	5,879,750	2,918,591
Deficit accumulated during the exploration stage	(4,829,696)	(3,110,748)
Foreign currency translation adjustment	(1,277)	(1,186)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	1,081,433	(164,899)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,132,909	$ 459,163

The accompanying notes are an integral part of these financial statements

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ending		From Inception,
	March 31,		June 29, 2001 to
	2005	2004	March 31, 2005

Revenue	$ -	$ -	$ -

Expenses

Administrative	61,611	45,341	268,019
Consulting	58,770	73,839	307,161
Depreciation	11,521	325	24,571
Exploration	1,051,603	485,112	2,926,012
Filing Fees	623	2,408	33,562
Insurance	21,744	-	48,654
Interest and Bank Charges	2,552	2,157	8,680
Investor Relations and Promotion	75,085	34,663	297,474
Office	25,582	9,334	73,892
Organizational Costs	-	-	1,000
Professional	159,939	71,558	404,124
Rent	12,922	1,800	32,527
Salaries and Wages	170,553	15,000	242,245
Travel	66,443	15,902	181,489
Extinguishment of Debt			(25,719)

Total Operating Expenses	1,718,948	757,439	4,823,691

Other Items
Income Tax Refund	-	-	833
Interest Expense	-	-	(6,838)

NET LOSS/COMPREHENSIVE
LOSS FOR THE PERIOD	$ (1,718,948)	$ (757,439)	$ (4,829,696)

BASIC AND DILUTED LOSS PER SHARE	$ (0.06)	$ (0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING	29,083,760	25,012,146

The accompanying notes are an integral part of these financial statements

BULLION RIVER GOLD CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
For the Three Month Periods Ended March 31, 2005, 2004, 2003, 2002 and the period from Inception June 29, 2001 to December 31, 2001
UNAUDITED

						Deficit
				Common Shares Subscribed		Accumulated	Accumulated
	Common Stock Issued		Additional			During the	Other
	Number of		Paid in	Number of		Development	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Stage	Income	Total
Balance, June 29, 2001	-	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Issuance of common shares
for cash, August 8, 2001	1,000,000	$ 1,000	-	-	-	-	-	1,000
Issuance of common shares
for cash, December 6, 2001	1,400,000	1,400	12,600	-	-	-	-	14,000
Net loss, for the six month period
ended, December 31, 2001	-	-	-	-	-	(1,000)	-	(1,000)
Balance, December 31, 2001	2,400,000	2,400	12,600	-	-	(1,000)	-	14,000
Net Loss for the three month period
ended, March 31, 2002	-	-	-	-	-	(7,336)	-	(7,336)
Balance, March 31, 2002	2,400,000	2,400	12,600	-	-	(8,336)	-	6,664
Issuance of common shares for cash,
November 26 to December 16, 2002	208,500	208	20,642	-	-	-	-	20,850
Net loss, for the nine month period
ended, December 31, 2002	-	-	-	-	-	(36,011)	-	(36,011)
Balance, December 31, 2002	2,608,500	2,608	33,242	-	-	(44,348)	-	(8,498)
Issuance of common shares
for cash, January 7, 2003	95,000	95	9,405	-	-	-	-	9,500
Issuance of common shares
for cash, January 9, 2003	80,000	80	7,920	-	-	-	-	8,000
Issuance of common shares
for cash, February 7, 2003	110,000	110	10,890	-	-	-	-	11,000
Issuance of common shares
for cash, February 18, 2003	106,500	107	10,543	-	-	-	-	10,650
Net loss for the three month period
ended, March 31, 2003	-	-	-	-	-	(39,145)	-	(39,145)
Balance March 31, 2003	3,000,000	3,000	72,000	-	-	(83,493)	-	(8,493)
Commons shares cancelled,
December 2, 2003	(2,000,000)	(2,000)	2,000	-	-	-	-	-
Issuance of nine for one common
stock dividend, December 9, 2003	9,000,000	9,000	(9,000)	-	-	-	-	-
Net loss for the nine month period
ended, December 31, 2003	-	-	-	-	-	(62,070)	-	(62,070)
Balance, December 31, 2003	10,000,000	10,000	65,000	-	-	(145,563)	-	(70,563)
Issuance of one and one half for one
common stock dividend, January 13, 2004	15,000,003	15,000	(15,000)	-	-	-	-	-
Issuance of common shares for
finders fee, March 18, 2004	25,000	25	28,725	-	-	-	-	28,750
Issuance of common shares for
consulting fees, March 18, 2004	30,000	30	34,470	-	-	-	-	34,500
Issuance of common shares for property
option payment, March 18, 2004	30,000	30	34,470	-	-	-	-	34,500
Common stock subscribed January 19, 2004				125,000	125,000			125,000
Common stock subscribed March 25, 2004	-	-	-	850,000	850,000	-	-	850,000
Net loss, for the three month period
ended, March 31, 2004	-	-	-	-	-	(757,439)	-	(757,439)
Foreign currency translation adjustments	-	-	-	-	-	-	(245)	(245)
Balance, March 31, 2004	25,085,003	25,085	147,665	975,000	975,000	(903,002)	(245)	244,503
Issuance of 850,000 units for cash,
Reg S, April 15, 2004	850,000	850	849,150	(850,000)	(850,000)	-	-	-
Issuance of 125,000 units for cash,								-
Reg S, April 30, 2004	125,000	125	124,875	(125,000)	(125,000)	-	-	-
Issuance of common shares for								-
consulting fees, July 20, 2004	30,000	30	30,870	-	-	-	-	30,900
Issuance of 50,000 units for cash,								-
Reg S, July 20, 2004	50,000	50	49,950	-	-	-	-	50,000
Issuance of 200,000 units for debt,								-
Reg S, September 16, 2004	200,000	200	199,800	-	-	-	-	200,000
Issuance of 93,334 units for debt,								-
Reg S, September 29, 2004	93,334	94	69,906	-	-	-	-	70,000
Issuance of 1,000,001 units for cash,								-
Reg S, September 29, 2004	1,000,001	1,000	749,000	-	-	-	-	750,000
Issuance of 299,000 units for cash,								-
Reg S, November 16, 2004	299,000	299	223,951	-	-	-	-	224,250
Issuance of 183,333 units for cash,								-
Reg D, December 9, 2004	183,333	183	135,817	-	-	-	-	136,000
Issuance of 2,000 shares for finders fees,								-
Reg D, December 9, 2004	2,000	2	1,498	-	-	-	-	1,500
Issuance of 501,333 units for cash,								-
Rule 144, December 29, 2004	501,333	501	317,384	-	-	-	-	317,885
Issuance of 25,000 units for cash,								-
Reg S, December 22, 2004	25,000	25	18,725	-	-	-	-	18,750
Net loss, for the nine month period
ended, December 31, 2004	-	-	-	-	-	(2,207,746)	-	(2,207,746)
Foreign currency translation adjustments	-	-	-	-	-	-	(941)	(941)
Balance, December 31, 2004	28,444,004	28,444	2,918,591	-	-	(3,110,748)	(1,186)	(164,899)
Issuance of 200,000 units for cash
Reg D, Feb 2, 2005	290,000	290	217,210	-	-	-	-	217,500
Issuance of 50,000 units for cash								-
Reg S, February 16,2005	50,000	50	37,450	-	-	-	-	37,500
Issuance of 481,000 units for cash								-
Reg S, March 22, 2005	481,000	481	360,269	-	-	-	-	360,750
3,390,599 Units Subscribed during February
and March 2005	-	-	-	3,390,599	2,542,951	-	-	2,542,951
Share issue costs incurred during February
and March 2005	-	-	(193,330)	-	-	-	-	(193,330)
Net Loss for the three month period						-		-
ended, March 31, 2005	-	-	-	-	-	(1,718,948)	-	(1,718,948)
Foreign currency translation adjustments	-	-	-	-	-	-	(91)	(91)

Balance March 31, 2005	29,265,004	$ 29,265	$ 3,340,190	3,390,599	$ 2,542,951	$ (4,829,696)	$ (1,277)	$ 1,081,433

The accompanying notes are an integral part of these financial statements

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

			From Inception,
	For The Three Months Ended March 31,		June 29, 2001 to
	2005	2004	March 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the period	$ (1,718,948)	$ (757,439)	$ (4,829,696)

Adjustment to reconcile net loss to net cash used
in operating activities:

Depreciation	11,521	325	24,571
Gain on extinguishment of debt	-	-	(25,719)
Common stock issued for services and related expenses	-	97,750	128,650

Changes in operating assets and liabilities:
Increase in refund receivable	(5,400)	-	(5,400)
Increase in prepaids	(10,046)	(31,295)	(99,313)
Increase in accounts payable and accruals	27,414	45,363	558,315

NET CASH USED IN OPERATING ACTIVITIES	(1,695,459)	(645,296)	(4,248,592)

CASH FLOWS USED IN INVESTING ACTIVITIES

Purchase of fixed assets	(55,468)	(4,841)	(165,083)

NET CASH USED IN INVESTING ACTIVITIES	(55,468)	(4,841)	(165,083)

CASH FLOWS FROM FINANCING ACTIVITIES

Common shares issued or subscribed for cash
net of share issue costs	2,965,371	975,000	5,513,756
Advance payable	(100,000)	(15,428)	18,880
Note payable	-	-	270,000
Loans payable	500,000	-	500,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,365,371	959,572	6,302,636

Effect of exchange rate changes on cash	(91)	(245)	(1,277)

INCREASE IN CASH	1,614,353	309,190	1,887,684

CASH, BEGINNING OF THE PERIOD	273,331	152,926

CASH, END OF THE PERIOD	$ 1,887,684	$ 462,116

Supplemental disclosure of cash flow information:

Cash paid during the period for:

Income taxes	$ -	$ -
Interest	$ -	$ -

The accompanying notes are an integral part of these financial statements

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

NATURE OF OPERATIONS

Bullion River Gold Corp. (the "Company") was incorporated on June 29, 2001, under the laws of the State of Nevada, as Dynasty International Corporation.  On December 9, 2003, the Company changed its name to Bullion River Gold Corp.  The Company's principal executive offices are in Reno, Nevada.

On December 9, 2003, the Company acquired all of the issued and outstanding shares of each of the following corporations: Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp. and Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.).  All five of these subsidiaries were incorporated in the State of Nevada on December 9, 2003.  On September 30, 2004 the Company acquired all of the issued and outstanding shares of French Gulch (Nevada) Mining Corporation, which was incorporated in the State of Nevada on September 30, 2004.

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three month periods ended March 31, 2005 and 2004 are not necessarily indicative of the results that may be expected for any interim period or the entire year.  For further information, these consolidated financial statements and the related notes should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2004 included in the Company’s annual report on Form 10-KSB.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies is included in the Company’s 2004 Annual Report.  Additional significant accounting policies which affect the Company or which have been developed since December 31, 2004 are summarized below:

EXPLORATION STAGE ACTIVITIES

The Company has not commenced significant operations and, in accordance with SFAS No. 7, the Company was considered a development stage company until it changed business direction in December 2003 and became an exploration company.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany balances and transactions have been eliminated.

FIXED ASSETS

Office furniture, equipment, telephone system, computer hardware, and computer software are stated at cost. Depreciation is computed over the estimated useful life of the depreciable assets using the straight-line method. The useful life for the fixed assets is estimated as follows with no salvage value:

Furniture

5 years

Equipment

2 and 4 years

Telephone System

5 years

Computer Hardware

3 years

Computer Software

2 years

The fixed assets are reviewed each year to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable.  Such review is performed based on estimated undiscounted cash flows compared with the carrying value of the assets.  If the future cash flows (undiscounted and without interest charges) are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

COMPREHENSIVE INCOME

Comprehensive income reflects changes in equity that result from transactions and economic events from non-owner sources.  Comprehensive income for the current period represents foreign currency translation items associated with the Company’s accounts payable.

MINERAL PROPERTY OPTION PAYMENTS AND EXPLORATION COSTS

The Company will expense all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributed to such assets.  No impairment of long-lived assets was recognized for the quarter ended March 31, 2005.

RECLAMATION AND ABANDONMENT COSTS

The Company follows the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement establishes a uniform methodology for accounting for estimated reclamation and abandonment costs whereby reclamation and closure costs including site rehabilitation will be recorded at the estimated present value of reclamation liabilities and will increase the carrying amount of the related asset. These reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and revisions to either the timing or the amount of the original present value estimate. The Company is still in the exploration stage and thus SFAS 143 does not effect the Company’s present operations or financial position.

NOTE 3 – ADVANCE PAYABLE

At March 31, 2005 and December 31, 2004, the Company had an advance payable of $nil and $100,000, which bore no interest, was unsecured and was payable within five business days of December 15, 2004.

NOTE 4 – LOANS PAYABLE

At March 31, 2005 and December 31, 2004, the Company had loans payable in the amount of $500,000 and $nil, which bare no interest, are unsecured and are repayable no later than April 10, 2005.  If the loans are not fully paid by April 10, 2005 interest will accrue on the unpaid balance at a rate of 8% compounded monthly.  The loans were paid in full in April 2005.

NOTE 5 - COMMON STOCK

On September 8, 2004, the Company authorized an offering of five million units at $0.75 per unit.  Each unit consists of one restricted common share and one restricted share purchase warrant.  Each restricted warrant enables the qualified subscriber to purchase one additional restricted common share at a price of $1.00 for a period of two years.  On November 17, 2004, the term for exercising all warrants issued under the September 8, 2004 offering was extended from two to three years.  On February 28, 2005 the Company resolved to increase the share offering from five million units to seven million units.

On February 2, 2005, the Company issued 290,000 units at $0.75 per unit under Reg D for $217,500 cash as part of the September 8, 2004 offering for five million units.

On February 16, 2005, the Company issued 50,000 units at $0.75 per unit under Reg S for $37,500 cash as part of the September 8, 2004 offering for five million units.

On March 22, 2005, the Company issued 481,000 units at $0.75 per unit under Reg S for $360,750 cash as part of the September 8, 2004 offering for seven million units.

During February and March 2005, 3,390,599 units were subscribed for at $0.75 per unit for $2,542,951 in cash as part of the September 8, 2004 offering of seven million units.

During February and March 2005, the Company paid $193,330 in finders’ fees and committed to issuing 155,280 warrants as finder’s fees, at an exercise price similar to the investors exercise price, to the agents in respect of assisting with the September 8, 2004 offering for seven million units. (Note 6)

NOTE 6 – WARRANTS

At March 31, 2005 the Company had the following warrants outstanding:

Date	# Warrants	Exercise price	Expiry Date

15-Apr-04	850,000	$ 1.50	15-Apr-07
30-Apr-04	125,000	$ 1.50	30-Apr-07
20-Jul-04	50,000	$ 1.50	20-Jul-07
29-Sep-04	200,000	$ 1.50	29-Sep-07
29-Sep-04	1,093,335	$ 1.00	29-Sep-07
16-Nov-04	299,000	$ 1.00	16-Nov-07
10-Dec-04	185,333	$ 1.00	10-Dec-07
22-Dec-04	25,000	$ 1.00	05-Jan-08
29-Dec-04	501,333	$ 1.00	29-Dec-07
31-Dec 04	63,467	$ 1.00	31-Dec-07
02-Feb-05	290,000	$ 1.00	02-Feb-08
16-Feb-05	50,000	$ 1.00	16-Feb-08
22-Mar-05	481,000	$ 1.00	22-Mar-08

	4,213,468

NOTE 7 - MINERAL PROPERTIES

Antone Canyon Mining Corp.

On January 9, 2004, Bullion's wholly owned subsidiary Antone Canyon Mining Corp. ("Antone") was assigned an option to acquire a 100% undivided interest in 60 unpatented mineral claims located in Nye County in the State of Nevada.  The option was assigned from a company controlled by the president of Bullion for an assignment fee of $146,142.

The option agreement is for a term of ten years and expires on December 11, 2012.  In order to maintain the option in good standing, Antone is required to pay the owner annual payments of $40,000 on or before December 12, commencing December 12, 2004, until the option expires or until Antone exercises the option in accordance with one of the following three exercise options, which are; payment to the owner of (1) $4,000,000, (2) $400,000 plus a 3% net smelter royalty ("NSR") granted to the owner, or (3) $2,500,000 plus a 1% NSR granted to the owner.

At March 31, 2005 and 2004, the Company had made all required option payments and complied with all of the terms of the option agreement.

Corcoran Canyon Mining Corp.

On February 18, 2004, Bullion's wholly owned subsidiary Corcoran Canyon Mining Corp. ("Corcoran") was assigned an option to acquire a 100% undivided interest in 41 unpatented mineral claims located in Nye County in the State of Nevada.  The option was assigned from a company controlled by the president of Bullion for an assignment fee of $43,596.  In addition, a company controlled by the president of Bullion has agreed to transfer all of its right, title and interest in 89 contiguous, recently staked, unpatented mineral claims to Corcoran.

The original option agreement is for a term of three years and expires on February 28, 2006.  In order to maintain the option in good standing Corcoran is required to spend; a minimum of $50,000 on exploration and development on or before each of February 28, 2005 and 2006, Corcoran must pay all annual claim and lease maintenance fees as required to keep the property in good standing and Corcoran must have a comprehensive general commercial liability insurance policy in place having limits of not less than $1 million per occurrence.

The option agreement allows Corcoran to perform limited testing on the property.  Corcoran cannot commence mining activities on the property until the option has been exercised.  Corcoran can exercise the option and acquire a 100% interest in the property by; paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 2% NSR on the mineral claims.  Corcoran can repurchase half of the 2% NSR by paying $1 million to the owner at any time after the granting of the 2% NSR.

At March 31, 2005 and 2004, the Company was not in compliance with all of the terms of the option agreement because they had not made all of the required minimum exploration expenditures.

Cimarron Mining Corp.

On February 19, 2004, Bullion's wholly owned subsidiary Cimarron Mining Corp. ("Cimarron") was assigned an option to acquire a 100% undivided interest in 24 unpatented mineral claims located in Nye County in the State of Nevada.  The option was assigned from a company controlled by the president of Bullion for an assignment fee of $13,468.

The original option agreement is for a term of three years and expires on August 22, 2006.  In order to maintain the option in good standing Cimarron is required to; spend a minimum of $50,000 on exploration and development annually on or before each of August 22, 2004, 2005 and 2006, Cimarron must pay all annual claim and lease maintenance fees as required to keep the property in good standing and Cimarron must have a comprehensive general commercial liability insurance policy in place having limits of not less than $1 million per occurrence.

The option agreement allows Cimarron to perform limited testing on the property.  Cimarron cannot commence mining activities on the property until the option has been exercised.  Cimarron can exercise the option and acquire a 100% interest in the property by; paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 1% NSR on the mineral claims.  Cimarron can repurchase half of the 1% NSR by paying $500,000 to the owner at any time after the granting of the 1% NSR.

As part of the purchase price the owner has assigned his option on 6 additional claims located in Nye County in the State of Nevada to Cimarron.  This additional option expired on June 1, 2004.

At March 31, 2005, the Company was not in compliance with all of the terms of the option agreement because they had made all of the required minimum exploration expenditures.  At March 31, 2004, the Company was in compliance with the terms of the option agreement.

Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.)

On February 20, 2004, Bullion's wholly owned subsidiary Thomas Creek Mining Corp. ("Thomas Creek") was assigned an option to acquire a 100% undivided right, title and interest in 76 unpatented mineral claims located in Eureka County in the State of Nevada.  The option was assigned from a company controlled by the president of Bullion for an assignment fee of $53,740.

During the year ended December 31, 2004 the Company terminated their option on the Thomas Creek property and acquired a 100% interest in the Wenban property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada.  On September 28, 2004 the Company changed its name from Thomas Creek Mining Corp. to Wenban Spring Mining Corp.

North Fork Mining Corp.

On February 23, 2004, Bullion's wholly owned subsidiary North Fork Mining Corp. ("North Fork") was assigned three options to acquire a 100% undivided right, title and interest in an aggregate 42 unpatented mineral claims located in Sierra County in the State of California.  The option was assigned from a company controlled by the president of Bullion for an assignment fee of $129,115.

As additional consideration for the assignment of the option agreements, North Fork granted to a company controlled by the president, a net smelter royalty of 1.5% on the 42 unpatented mineral claims.  On February 18, 2004, all required payments under the original option agreements dated July 1, 2002, July 3, 2002 and March 3, 2003 had been made and the owners of the mineral claims consented to the assignment of the option agreements to North Fork.  The required payments under the July 1 and July 3, 2002 option agreements were; $10,000 per agreement on the original signing dates of July 1 and 3, 2002 and $150 per month for each agreement for the year ending July 3, 2003 and $250 per month for each agreement for the period ended February 23, 2004.  The March 3, 2003 agreement required $10,000 to be paid upon signing of a final agreement.

The original option agreements dated July 1 and 3, 2002, are for terms of 5 years.  To keep these option agreements in good standing North Fork is required to make minimum royalty payments, per agreement, of $250 per month until July 3, 2004, $500 per month until July 3, 2005, $1,000 per month until July 3, 2006, the greater of $5,000 per month or a 5% NSR until July 3, 2007.  North Fork is also required to make all maintenance and lease payments to keep the mineral claims in good standing during the term of the option agreements.  At the end of the five year term, after all of the royalty payments have been made, North Fork will have acquired a 100% undivided right, title and interest in 35 unpatented mineral claims subject to a 5% net smelter royalty payable, until a maximum of $750,000 in royalty payments have been made under each agreement.

The March 3, 2003 option agreement for seven unpatented claims has no term.  North Fork can acquire an undivided 100% interest in these claims by paying $10,000 once North Fork has successfully completed its stage 1 drilling and exploration program and decides to continue with exploration and by paying the owner $70,000 once North Fork has successfully completed its stage 2 drilling and exploration program and decides to continue with exploration.

At March 31, 2005 and 2004, the Company was in compliance with all of the terms of the option agreement.

Painted Hills Claims

During the 2004 the Company acquired a 100% interest in 41 unpatented mineral claims in the Painted Hills district in Humboldt County, Nevada.

French Gulch (Nevada) Mining Corp.

On June 23, 2004, the Company entered into a letter agreement whereby they proposed to acquire a 100% interest in the Washington Niagara Mining Partnership (the "partnership") by acquiring all of the outstanding partnership units for an aggregate purchase price of $1,500,000.  The property is located in Shasta County in California and consists of 28 patented and 27 unpatented lode mining claims ("the Washington Niagara Property").

During 2004, the Company paid a non-refundable deposit of $10,000, which allowed them to perform due diligence and a comprehensive feasibility audit on the property until September 30, 2004.   On October 6, 2004 the Company entered into a formal exploration agreement, with option to purchase, whereby their exclusive right to explore the Washington Niagara Property was extended to September 30, 2005.  Under the terms of this agreement, the Company is required to pay $15,000 in outstanding county taxes, option payments of $50,000 on each of June 1 and August 1, 2005, to pay all State and Federal claim and maintenance fees and to carry liability insurance of $1 million.  The option to purchase can be exercised at any time up to October 1, 2005.  If French Gulch exercises its option, it is required to make bimonthly option payments of $50,000 until production commences.  Once production commences French Gulch will be required to make bimonthly payments of $175,000.  Ownership of the Property will transfer to French Gulch once the aggregate amount of option payments made total $1,500,000.

French Gulch has rights to explore in accordance with practices customary in the industry but not to mine the Property until the option is exercised.  Upon exercise of the option French Gulch will have all rights incident to ownership of real property allowed by law, including the right to develop and mine the property.

On August 17, 2004, French Gulch (Nevada) Mining Corp. "French Gulch" staked an additional 21 mineral claims in the French Gulch district in Shasta County, California at a cost of $12,900.

At March 31, 2005, the Company had made all payments and complied with all of the terms of the option agreement.

NOTE 8 – COMMITMENTS

Mineral Property Option Payments

The Company is committed to making the following mineral property work commitments or option payments under assumption of the option agreements on or before March 31:

Property	2006	2007	2008	2009	2010	2011	2012
Antone Canyon	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$40,000
Corcoran Canyon	83,548	-	-	-	-	-	-
Cimarron	82,572	50,000	-	-	-	-	-
North Fork	21,000	96,000	30,000	-	-	-	-
French Gulch	100,000	-	-	-	-	-	-

Total	$327,120	$186,000	$70,000	$ 40,000	$ 40,000	$ 40,000	$40,000

Lease Commitments

On November 18, 2004, the Company extended their office premises lease agreement to February 28, 2006.  Payments under this lease $1,848 per month.

On November 18, 2004, the Company entered into a lease agreement for additional office space, for a fourteen-month term commencing January 1, 2005.  Payments under this agreement are $2,404 per month.

On October 15, 2004 the Company entered into a rental agreement for office space whereby the Company is committed to pay $975 per month until April 30, 2005.

On November 22, 2004 the Company entered into an equipment lease agreement whereby the Company is committed to pay lease payments of $4,827 per month for five months commencing November 22, 2004.

NOTE 9 – RELATED PARTY TRANSACTIONS

During the three month period ended March 31, 2005, the Company paid $9,037 in consulting fees to the President of the Company.  At March 31, 2005 and December 31, 2004, the Company was indebted to the President of the Company in the amount of $3,510 and $1,866.

During the three month periods ended March 31, 2005,  the Company paid $42,000 for services to a company controlled by the Company’s President.

NOTE 9 – RELATED PARTY TRANSACTIONS, continued

During the three month period ended March 31, 2004 the Company paid $18,000 in consulting fees, issued 30,000 shares as consulting fees and issued 25,000 shares as a finders fee for staking the Painted Hills Claims to the Vice-President, Exploration. At March 31, 2005 and December 31, 2004, the Company was indebted to the Vice-President, Exploration in the amounts of $1,864 and $703.

During the three month period ended March 31, 2005, the Company paid $75,000 l in professional fees to a company controlled by a director of the Company.

NOTE 10 - SUBSEQUENT EVENTS

Subsequent to March 31, 2005, the Company issued the 3,390,599 units subscribed for during February and March 2005 for $2,542,950 in cash.

Subsequent to March 31, 2005, the Company issued 260,000 units for cash of $195,000 in cash.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, chart provision, bylaw, contract, or other arrangement under which any controlling person, director, or officer of Bullion River or the Subsidiaries is insured or indemnified in any manner against any liability that he may incur in his capacity as such is as follows:

1.

Section 5 of the Bylaws of Bullion River, filed as Exhibit 3.2; and

2.

Nevada Revised Statutes Chapter 78 - Private Corporations.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Bullion River responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Bullion River will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below.

Expense	Cost
SEC registration fee	$ 2,000.00	estimated
Transfer Agent fee	$ 2,500.00	estimated
Printing expenses	$ 1,500.00	estimated
EDGAR filing fees	$ 3,000.00	estimated
Accounting fees and expenses	$ 10,000.00	estimated
Legal fees and expenses	$ 25,000.00	estimated
Total (estimate)	$ 44,000.00

RECENT SALE OF UNREGISTERED SECURITIES

In the past three fiscal years, Bullion River has sold the following securities that were not registered under the Securities Act of 1933.

On March 18, 2004, Bullion River issued 30,000 restricted common shares at $1.00 per share to KM Exploration Ltd. pursuant to Section 4(2) of the Securities Act of 1933.  The 30,000 restricted common shares were issued as an option payment pursuant to the terms and conditions of the option agreement for the Thomas Creek Property.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted common shares.

Also, on March 18, 2004, Bullion River issued 30,000 restricted common shares at $1.00 to Jacob Margolis pursuant to Section 4(2) of the Securities Act of 1933.  Jacob Margolis was in possession of all material information relating to Bullion River.  The 30,000 restricted common shares were issued as a consultant fee pursuant to the terms and conditions of a consultant agreement between Bullion River and Jacob Margolis.  See Exhibit 10.6 – Consulting Agreement for more details.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted common shares.

Also, on March 18, 2004, Bullion River issued 25,000 restricted common shares at $1.00 to Jacob Margolis pursuant to Section 4(2) of the Securities Act of 1933.  Jacob Margolis was in possession of all material information relating to Bullion River.  The 25,000 restricted common shares were issued as a finder’s fee for locating of the Painted Hills Property.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted common shares.

On July 20, 2004, Bullion River issued 30,000 restricted common shares at $1.00 to Glenn Blachford pursuant to Section 4(2) of the Securities Act of 1933.  Glenn Blachford was in possession of all material information relating to Bullion River.  The 30,000 restricted common shares were issued as a one time consultant fee in accordance with the terms and conditions of the consultant agreement, which was approved by the directors on June 1, 2004.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted shares.

Class B1 Offering

On February 6, 2004, Bullion River authorized the issuance of up to 2,000,000 units at an offering price of $1.00 per unit (the “Class B1 Offering”).  Each unit consists of one restricted common share and one restricted Class B1 warrant.  Each restricted Class B1 warrant is convertible into one restricted common share.  The restricted Class B1 warrant was initially exercisable for two years, and subsequently increased to three years, at an exercise price of $1.50 per Class B1 warrant.   Bullion River raised $1,025,000 from the Class B1 Offering, which had three closing between April 2004 and September 2004, and issued an aggregate 1,025,000 restricted common shares and restricted Class B1 warrants to the subscribers listed below.

Name of Subscriber	Number of Units	Consideration
Karno Capital Corp.	750,000	$ 750,000
Strategic Chance Limited	225,000	$ 225,000
James Ladner	50,000	$ 50,000
Craswell Financial Inc.	200,000 (1)	$ 200,000
Total	1,225,000	$ 918,750

(1)   These units represent a settlement of debt with the lender in the amount of $200,000.  See below for more information.

The 1,025,000 units were issued for investment purposes in a “private transaction”.  Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S.  Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Bullion River received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Also, as part of the Class B1 Offering, Bullion River converted a loan of $200,000 on September 29, 2004 and issued 200,000 restricted common shares and 200,000 restricted Class B1 warrants to the lender, Craswell Financial Inc.  The loan was made from Apollo Holdings Limited initially.  Subsequently, Bullion River was advised that the loan had been assigned to Craswell Financial Inc. and that Craswell Financial Inc. had agreed to settle the debt with units.  However, Bullion River has yet to receive a signed assignment agreement from the parties.  As a result, Bullion River will hold the units in trust on behalf of the lender until the signed assignment is delivered to Bullion River.  Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S.  Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Bullion River received from the lender a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer.  The offer to settle was not made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Class B2 Offering

On September 8, 2004, Bullion River authorized the issuance of up to 5,000,000 units at an offering price of $0.75 per unit (the “Class B2 Offering”).  Each unit consists of one restricted common share and one restricted Class B2 warrant.  Each restricted Class B2 warrant is convertible into one restricted common share.  The restricted Class B2 warrant was initially exercisable for two years, and subsequently increased to three years, at an exercise price of $1.00 per warrant.  Bullion River raised $3,092,728 from the Class B2 Offering, which had 11 closings between September 29, 2004 and May 5, 2005, and issued an aggregate 4,123,637 restricted common shares and 4,123,637 restricted Class B2 warrants to the subscribers listed below.

Name of Subscriber	Number of Units	Consideration
Undershot Overseas Limited	93,334 (1)	$ 70,000
Kinnaman Trading Company Limited	200,000	$ 150,000
Global Access Fund Limited	333,334	$ 250,000
Undershot Overseas Limited	466,667	$ 350,000
Antonia Hochwimmer	7,000	$ 5,250
Hannah Hochwimmer	7,000	$ 5,250
Heinz Hoefliger	27,000	$ 20,250
Willy Huber	27,000	$ 20,250
Susanne Schon	25,000	$ 18,750
Gerhard Sparrer	14,000	$ 10,500
Dr. Peter-Paul Stengel	33,500	$ 25,125
Luitpold von Finck	33,500	$ 25,125
4P Management Partners S.A.	50,000	$ 37,500
Anfield Sujir Kennedy & Durno	56,000	$ 42,000
Ursula S. Ulrich	50,000	$ 37,500
Axino AG	50,000	$ 37,500
Double U Master Fund, L.P.	133,333	$ 100,000
SIBEX Capital Fund Inc.	368,000	$ 276,000
Ralf Sommer	50,000	$ 37,500
Timeless Precious Metal Fund Sicau P.L.C.	70,000	$ 52,500
Wolfgang Seybold	100,000	$ 75,000
Michael Wilhelm	25,000	$ 18,750
daCosta Management Corp.	100,000	$ 75,000
Michael Bunkherr	50,000	$ 37,500
Andreas Häse	170,000	$ 127,500
Sven Olsson	100,000	$ 75,000
Antonia Hochwimmer	20,000	$ 15,000
Hannah Hochwimmer	20,000	$ 15,000
Martin Bartels	6,667	$ 5,000
Karl-Heinz Illenseer	50,000	$ 37,500
Attila John Gyorody	30,000	$ 22,500
Rene Von Gunten	50,000	$ 37,500
Beskivest Chart Ltd.	150,000	$ 112,500
Dr. Frank W.A.A. Lucas	33,300	$ 24,975
Marc A. Huber	60,000	$ 45,000
Wolfgang Seybold	50,000	$ 37,500
Scott Hunter	103,334	$ 77,500
Imad Lakkis	14,000	$ 10,500
Shires Ltd.	100,000	$ 75,000
Toshio Chuman	30,000	$ 22,500
Crescent International Ltd.	300,000	$ 225,000
Blumfield Investments Inc.	133,334	$ 100,000
Alpha Capital AG	333,334	$ 250,000
Total	4,123,637	$ 3,092,728

(1)   These units represent a settlement of debt with the lender in the amount of $70,000.  See below for more information.

The 4,123,637 units were issued for investment purposes in a “private transaction”.  Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Bullion River received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer.  None of these restricted units were offered or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Also, as part of the Class B2 Offering, Bullion River raised $1,942,456 from the Class B2 Offering from U.S. subscribers.  There were eight closings between December 10, 2004 and May 2, 2005, and issued an aggregate 2,589,941 restricted common shares and 2,589,941 restricted Class B2 warrants to the subscribers listed below.

Name of Subscriber	Number of Units	Consideration
Professional Traders Fund, LLC	133,333	$ 100,000
Abundance Partners LP	50,000	$ 37,500
Nite Capital L.P.	200,000	$ 150,000
Kenneth Richer	66,600	$ 49,950
Abundance Partners LP	50,000	$ 37,500
Montaheno Investment, LLC	133,334	$ 100,000
Magnus Capital NY	66,667	$ 50,000
Arthur deWitt Ackermann	66,667	$ 50,000
Edwin Barretto	133,334	$ 100,000
Wendy Ramsay	100,000	$ 75,000
Lyn Segal	20,000	$ 15,000
Basso Private Opportunity Holding Fund Ltd.	61,334	$ 46,000
Basso Multi-Strategy Holding Fund Ltd.	205,334	$ 154,000
First Mirage, Inc.	133,334	$ 100,000
Larry DiPriest	50,000	$ 37,500
Carolyn Troob	20,000	$ 15,000
Truk Opportunity Fund, LLC	313,334	$ 235,000
Truk International Fund, LP	20,000	$ 15,000
Puritan LLC	133,334	$ 100,000
AS Capital Partners, LLC	66,667	$ 50,000
Notzer Chesed	133,334	$ 100,000
Mordechai Vogel	66,667	$ 50,000
Simon Vogel	66,667	$ 50,000
Tower Paper Co. Inc. Retirement Plan	66,667	$ 50,000
Dupont Investment Corp.	10,000	$ 7,500
TCMP[3] Partners	133,334	$ 100,000
Total	2,499,941	$ 1,874,956

The 2,499,941 units were issued for investment purposes in a “private transaction”.  Management was satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 were fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Rule 506 Regulation D promulgated pursuant to that Act by the Securities and Exchange Commission.  Specifically, the offer was made to only accredited investors, as that term is defined under applicable federal and state securities laws.  The share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Bullion River paid the following amounts for finder’s fees for the Class B2 offering to U.S. subscribers:

Name of Subscriber	Commission	Cash	Number of Warrants
Professional Traders Fund, LLC	1.5%	$0 (1)	2,000
vFinance Investments, Inc.	8%	$30,060	63,467 (2)
Dunwoody Asset Management, LLC	8%	$22,000	22,000
DermaPlus, Inc.	7.11% (3)	$133,280	133,280
Barry Downs	8%	$7,600	7,600

(1)

This finder also received 2,000 common shares as part of its finder’s fee valued at $1,500, but did not receive any cash.

(2)

This number represents an aggregate number of warrants issued to six agents in their capacity as placement agents.  See footnote #2 of the Class B2 Warrant table beginning on page 13 for more information.

(3)

This number represents an average of the commissions received, which were 8% on $1 million, 9% on $350,000, 3% on $376,000, and 7% on $150,000.

Finally, as part of the Class B2 Offering, Bullion River converted a loan of $70,000 on September 29, 2004 and issued 93,334 restricted common shares and restricted Class B2 warrants to the lender, Undershot Overseas Limited.  Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S.  Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Bullion River received from the lender a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer.  The offer to settle was not made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

On November 17, 2004, the Board of Directors approved the amendment to all issued and outstanding warrants by changing the term of the warrants from two years to three years and changed the terms of the $0.75 unit offering so that each new warrant issued would be for a term of three years.

Subsequently, on February 28, 2005, the Board of Directors approved the increase of the $0.75 unit offering up to a maximum of 7 million units from 5 million units.

There are no outstanding options or warrants to purchase, or securities convertible into, common shares in the capital of Bullion River at this time with the exception of the warrants discussed above.

EXHIBITS

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B.  All Exhibits have been included unless otherwise noted.

Exhibit	Description
3.1	Articles of Incorporation filed as an Exhibit to Bullion River Gold Corp’s registration statement on Form SB-2 filed on May 13, 2002, and incorporated herein by reference.	Incorporated by Reference
3.2	Bylaws filed as an Exhibit to Bullion River Gold Corp’s registration statement on Form SB-2 filed on May 13, 2002, and incorporated herein by reference.	Incorporated by Reference
3.3

Certificate of Amendment to Articles of Incorporation changing the registrant’s name to Bullion River Gold Corp. filed as an Exhibit to Bullion River’s Form 10-KSB filed on April 14, 2004, and incorporated herein by reference.

Incorporated by Reference
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities being registered.	Previously Filed
10.1

Assignment Agreement dated January 9, 2004 between Antone Canyon Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on January 28, 2004, and incorporated herein by reference.

Incorporated by Reference
10.2

Assignment Agreement dated February 18, 2004 between Corcoran Canyon Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on March 2, 2004, and incorporated herein by reference.

Incorporated by Reference
10.3

Assignment Agreement dated February 19, 2004 between Cimarron Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River’s Form 8-K (Current Report) filed on March 3, 2004, and incorporated herein by reference.

Incorporated by Reference
10.4

Assignment Agreement dated February 20, 2004 between Thomas Creek Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on March 8, 2004, and incorporated herein by reference.

Incorporated by Reference
10.5

Assignment Agreement dated February 23, 2004 between North Fork Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on March 9, 2004, and incorporated herein by reference.

Incorporated by Reference
10.6

Consultant Agreement dated December 1, 2003 between Dynasty International Corporation and Jacob H. Margolis filed as an Exhibit to Bullion River’s Form 10-KSB filed on April 14, 2004, and incorporated herein by reference.

Incorporated by Reference
23.1	Consent of Hall & Company dated May 10, 2005.	Previously Filed
23.2	Consent of Conrad C. Lysiak.	Previously Filed
99.1	News Release dated April 18, 2005 announcing drill results on the French Gulch Property.	Previously Filed

UNDERTAKINGS

Regarding indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bullion River will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act if 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement; and

d.

To state any terms different from those on the cover page of the prospectus.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.

To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by any underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase, if any, and the terms of any later reoffering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned duly authorized person, in Reno, Nevada, on this 15th day of July, 2005.

Bullion River Gold Corp.

By: /s/ Daniel Graves
Daniel Graves
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates indicated have signed this Form SB-2 Registration Statement:

Signature	Title	Date
/s/ Peter Kuhn___________________ Peter Kuhn	President, Treasurer, Corporate Secretary, and Director (Principal Executive Officer)	July 15, 2005
/s/ Daniel Graves________________ Daniel Graves	Chief Financial Officer (Principal Financial and Accounting officer)	July 15, 2005